EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ALYST ACQUISITION CORP.,

CHINA NETWORKS MEDIA LIMITED,

MEDIAINV LTD.,

KERRY PROPPER

AND THE OTHER PERSONS SIGNATORY HERETO

Dated as of August 13, 2008

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ARTICLE I	THE REDOMESTICATION MERGER	2
1.1	The Redomestication Merger	2
1.2	Effective Time	2
1.3	Effect of the Redomestication Merger	2
1.4	Memorandum and Articles of Association	2
1.5	Directors and Officers of the China Networks Surviving Corporation	2
1.6	Effect on Capital Stock	3
1.7	Surrender of Certificates	4
1.8	Lost, Stolen or Destroyed Certificates	4
1.9	Status of Redomestication Merger for Tax Purposes	5
1.10	Taking of Necessary Action; Further Action	5

ARTICLE II	THE BUSINESS COMBINATION	5
2.1	Business Combination	5
2.2	Closing; Effective Time	5
2.3	Effect of the Business Combination	6
2.4	[Intentionally Omitted]	6
2.5	Memorandum and Articles of Association	6
2.6	Directors of China Networks II Surviving Corporation	6
2.7	Effect on Capital Stock	6
2.8	Surrender of Certificates	10
2.9	Lost, Stolen or Destroyed Certificates	10
2.10	Status of Business Combination for Tax Purposes	11
2.11	Taking of Necessary Action; Further Action	11
2.12	Withholding Rights	11
2.13	Shares Subject to Appraisal Rights	11
2.14	Restriction on Disposal of Shares	12
2.15	Payment Procedures	12

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	13
3.1	Organization, Standing and Power; Framework Agreements	14
3.2	Subsidiaries	15
3.3	Capital Structure	15
3.4	Authority	16
3.5	No Conflict	16
3.6	Consents and Approvals	16
3.7	Financial Statements	17
3.8	Absence of Certain Changes	17
3.9	Absence of Undisclosed Liabilities	17

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(continued)
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3.10	Litigation	17
3.11	Restrictions on Business Activities	17
3.12	Governmental Authorization	18
3.13	Title to Property	18
3.14	Intellectual Property	18
3.15	Taxes	18
3.16	Employee Benefit Plans	20
3.17	Labor Matters	20
3.18	Interested Party Transactions	20
3.19	Insurance	20
3.20	Material Company Contracts	20
3.21	Compliance With Laws	22
3.22	Foreign Corrupt Practices Act	22
3.23	Money Laundering Laws	22
3.24	Governmental Inquiry	23
3.25	Minute Books	23
3.26	Real Property	23
3.27	Brokers’ and Finders’ Fees	23
3.28	Vote Required	23
3.29	Board Approval	23
3.30	Representations Complete	23

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II	23
4.1	Organization, Standing and Power	24
4.2	Capital Structure	25
4.3	Authority	26
4.4	No Conflict	26
4.5	Consents and Approval	27
4.6	SEC Documents; Financial Statements	27
4.7	Sarbanes-Oxley Act of 2002	28
4.8	Absence of Certain Changes	29
4.9	Absence of Undisclosed Liabilities	29
4.10	Litigation	29
4.11	Restrictions on Business Activities	29
4.12	No Interest in Property	30
4.13	Employee Benefit Plans	30
4.14	Labor Matters	30
4.15	Interested Party Transactions	30
4.16	Insurance	30
4.17	Compliance With Laws	30
4.18	Brokers’ and Finders’ Fees	30

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(continued)
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4.19	Minute Books	30
4.20	Vote Required	31
4.21	Board Approval	31
4.22	ASE Quotation	31
4.23	Trust Account Funds	31
4.24	Representations Complete	31

ARTICLE V	CONDUCT PRIOR TO THE BUSINESS COMBINATION EFFECTIVE TIME	31
5.1	Conduct of Business	31
5.2	Restrictions on Conduct of Business	32
5.3	Joint Ventures and Framework Agreements	34

ARTICLE VI	COVENANTS	34
6.1	Merger Proxy/Prospectus; Special Meeting	34
6.2	Form 8-K	35
6.3	Action of Company’s Shareholders	36
6.4	Employment Agreements	36
6.5	Registration Rights Agreement	36
6.6	Fiscal Year	36

ARTICLE VII	ADDITIONAL AGREEMENTS	36
7.1	No Claim Against Trust Account	36
7.2	Access to Information	37
7.3	Confidential Information; Non-Solicitation or Negotiation	37
7.4	Public Disclosure	39
7.5	Consents; Cooperation	40
7.6	Legal Requirements	40
7.7	Blue Sky Laws	40
7.8	Indemnification	41
7.9	Best Efforts and Further Assurances	42

ARTICLE VIII	CONDITIONS TO THE BUSINESS COMBINATION	42
8.1	Conditions Precedent to the Obligation of the Parent to Consummate the Business Combination	42
8.2	Conditions Precedent to the Obligation of the Company to Consummate the Business Combination	45

ARTICLE IX	POST-CLOSING COVENANTS	49

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9.1	MANDATORY REGISTRATION OF CLOSING SHARES	49
9.2	Registration of Performance Shares	49
9.3	D&O Insurance	49

ARTICLE X	INDEMNIFICATION; REMEDIES	49
10.1	Survival	49
10.2	Indemnification by the Principal Shareholders	50
10.3	Limitations on Amount	52
10.4	Determining Damages	52

ARTICLE XI	TERMINATION, AMENDMENT AND WAIVER	52
11.1	Termination	52
11.2	Effect of Termination	53
11.3	Expenses and Termination Fees	54
11.4	Amendment	54
11.5	Extension; Waiver	55

ARTICLE XII	GENERAL PROVISIONS	55
12.1	Notices	55
12.2	Interpretation/Definitions	56
12.3	Counterparts	56
12.4	Entire Agreement; Nonassignability; Parties in Interest	56
12.5	Severability	57
12.6	Remedies Cumulative; Specific Performance	57
12.7	Governing Law	57
12.8	Rules of Construction	58

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of August 13, 2008, by and among Alyst Acquisition Corp., a Delaware corporation (including its successors and assigns, the “Parent”), China Networks Media Limited, a British Virgin Islands corporation (including its successors and assigns, the “Company”), MediaInv Ltd., a British Virgin Islands corporation and Kerry Propper (each a “Principal Shareholder,” and together with their successors and assigns from the date hereof until the Business Combination Effective time (as defined below), collectively the “Principal Shareholders”) and each of the other persons signatories hereto.

RECITALS

WHEREAS, Parent has formed a wholly-owned subsidiary in the British Virgin Islands (“Merger Sub I”), solely for the purpose of a merger of Parent with and into Merger Sub I, in which Merger Sub I will be the surviving corporation (the “Redomestication Merger”). The name of Merger Sub I is or is in the process of being changed to China Networks International Holdings, Ltd.;

WHEREAS, immediately after the formation of Merger Sub I, Merger Sub I formed a wholly-owned subsidiary in the British Virgin Islands (“Merger Sub II”), solely for the purpose of a merger of Merger Sub II with and into the Company in which the Company will be the surviving corporation (the “Business Combination”). The name of Merger Sub II is China Network Merger Co., Ltd.;

WHEREAS, pursuant to and in connection with the Business Combination, and as part of the same integrated transaction (such that neither the Business Combination nor the Redomestication Merger shall occur without the other), Parent and Merger Sub I shall consummate the Redomestication Merger, pursuant to which, among other things, (i) the outstanding shares of common stock of the Parent, U.S. $0.0001 par value (the “Parent Common Stock”) shall be converted into shares in Merger Sub I, U.S. $0.0001 par value (the “Surviving Corporation Shares”) and (ii) all warrants and other rights to purchase Parent Common Stock then outstanding (the “Parent Stock Rights”) shall be exchanged for substantially equivalent securities of Merger Sub I at the rate set forth herein (“Surviving Corporation Stock Rights”); and

WHEREAS, as part of the same integrated transaction (such that neither the Business Combination nor the Redomestication Merger shall occur without the other) Merger Sub II and the Company shall consummate the Business Combination, pursuant to which, among other things, (i) the outstanding common shares of the Company, U.S. $.0005 par value (“Company Shares”), shall be converted into Surviving Corporation Shares and the right to receive the other consideration referred to herein and (ii) the Class A Preferred Shares of the Company, U.S. $.0005 par value issued in the Financing referred to herein (“Preferred Shares”, and together with the Company Shares, the “Company Securities”) shall be converted into Surviving Corporation Shares, in each case at the rate set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE REDOMESTICATION MERGER

1.1 The Redomestication Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the Redomestication Plan of Merger and Articles and Plan of Merger to be prepared by the Parent, and in accordance with the applicable provisions of the Delaware General Corporation Law (“Delaware Law”) and the BVI Business Companies Act, 2004 (“BVI Law”), respectively, Parent shall be merged with and into Merger Sub I, the separate corporate existence of Parent shall cease and Merger Sub I shall continue as the surviving corporation. Merger Sub I as the surviving corporation after the Redomestication Merger is hereinafter sometimes referred to as the “China Networks Surviving Corporation.”

1.2 Effective Time. The parties hereto shall cause the Redomestication Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and the Articles and Plan of Merger with the British Virgin Islands Registrar of Corporate Affairs, in accordance with the relevant provisions of BVI Law (the time of such filings, or such later time as specified in the Certificate of Merger and the Articles and Plan of Merger, being the “Effective Time”).

1.3 Effect of the Redomestication Merger. At the Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Certificate of Merger, the Articles and Plan of Merger and the applicable provisions of Delaware Law and BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent and Merger Sub I shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the China Networks Surviving Corporation, which shall include the assumption by China Networks Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the Closing, and all Surviving Corporation Shares issued and outstanding as a result of the conversion under Section 1.6(a) hereof shall be listed on the American Stock Exchange (“ASE”), or such other public trading market on which the Surviving Corporation Shares may be trading at such time.

1.4 Memorandum and Articles of Association. At the Effective Time, the Certificate of Incorporation and By-Laws of the Parent, as in effect immediately prior to the Effective Time, shall cease and the Memorandum and Articles of Association (“MOA”) of Merger Sub I, as in effect immediately prior to the Effective Time, shall be the MOA of the China Networks Surviving Corporation.

1.5 Directors and Officers of the China Networks Surviving Corporation. Immediately after the Effective Time, the board of directors of the China Networks Surviving

Corporation, shall, unless otherwise mutually agreed by the Parent and the Company, consist of three designees of the Parent (the “Parent Designees”) and four designees of the Company (the “Company Designees”) and the officers of the China Networks Surviving Corporation shall be Li Shuangqing as Chief Executive Officer and Co-Chairman, Sean Hinton as Co-Chairman and Zhou Chuansheng as Vice President of Sales and Marketing.

1.6 Effect on Capital Stock. By virtue of the Redomestication Merger and without any action on the part of Merger Sub I, the Parent or the holders of any of the following securities:

(a) Conversion of Parent Common Stock. At the Effective Time, each share of the Parent Common Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.6(c) below) shall be converted automatically into one Surviving Corporation Share (the “Conversion Ratio”), subject to any adjustments made pursuant to Section 1.6(d). At the Effective Time, all shares of Parent Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing shares of Parent Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Parent Common Stock, except as provided herein or by law. Each certificate previously evidencing Parent Common Stock shall be exchanged for a certificate representing such number of Surviving Corporation Shares calculated by multiplying the Conversion Ratio then in effect by the number of shares of Parent Common Stock previously evidenced by the canceled certificates upon the surrender of such certificate in accordance with Section 1.7.

(b) Parent Stock Rights. At the Effective Time, each Parent Stock Right shall be converted into one substantially equivalent option, warrant or other Surviving Corporation Stock Right. At the Effective Time, the Parent Stock Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Surviving Corporation Stock Rights shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Stock Rights (the “Parent Stock Rights Agreements”) which are outstanding immediately prior to the Effective Time, except that in the event of an adjustment made pursuant to Section 1.6(d), (i) each of the Surviving Corporation Stock Rights will be exercisable for that number of whole Surviving Corporation Shares equal to the product of the number of shares of Parent Common Stock that were issuable upon exercise of such option or warrant immediately prior to the Effective Time multiplied by the Conversion Ratio then in effect and rounded down to the nearest whole number of Surviving Corporation Shares, and (ii) the per share exercise price for the Surviving Corporation Shares issuable upon exercise of such Surviving Corporation Stock Rights will be equal to the quotient determined by dividing the exercise price per share of Parent Common Stock at which each such option or warrant was exercisable immediately prior to the Effective Time by the Conversion Ratio then in effect, rounded down to the nearest whole cent. At or prior to the Effective Time, Merger Sub I shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Surviving Corporation Stock Rights remain outstanding, a sufficient number of Surviving Corporation Shares for delivery upon the exercise of such Surviving Corporation Stock Rights.

(c) Cancellation of Parent Common Stock Owned by Parent. At the Effective Time, if there are any shares of Parent Common Stock that are owned by the Parent as treasury stock or any shares of Parent Common Stock owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) Adjustments to Conversion Ratio. The Conversion Ratio shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Merger Sub I Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Merger Sub I Common Stock or Parent Common Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Parent Common Stock and Merger Sub I Common Stock the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(e) Transfers of Ownership. If any certificate for Surviving Corporation Shares is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and accompanied by a duly executed instrument of transfer and otherwise in proper form for transfer and that the person requesting such exchange will have paid to China Networks Surviving Corporation or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Surviving Corporation Shares in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of China Networks Surviving Corporation or any agent designated by it that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the China Networks Surviving Corporation, or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 Surrender of Certificates. All Surviving Corporation Shares issued upon the surrender of shares of Parent Common Stock in accordance with the terms hereof, and all Surviving Corporation Stock Rights issued upon surrender of Parent Stock Rights in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Common Stock shall also apply to the Surviving Corporation Shares so issued in exchange.

1.8 Lost, Stolen or Destroyed Certificates. In the event any certificates or Parent Stock Rights Agreements shall have been lost, stolen or destroyed, China Networks Surviving Corporation shall issue in exchange for such lost, stolen or destroyed certificates or Parent Stock Rights Agreements, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such Surviving Corporation Shares or Surviving Corporation Stock Rights, as may be required pursuant to Section 1.7; provided, however, that China Networks Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates or Parent Stock Rights Agreement to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against China Networks Surviving Corporation with respect to the certificates or Parent Stock Rights Agreements alleged to have been lost, stolen or destroyed.

1.9 Status of Redomestication Merger for Tax Purposes. For U.S. federal income tax purposes, the Redomestication Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the parties thereto do hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations and (ii) agree to take all such actions incident thereto as shall be necessary or appropriate. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Redomestication Merger as a reorganization under Section 368 of the Code, as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status or the Tax (as defined below) implications of qualification of the Redomestication Merger as a reorganization. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the China Networks Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and Merger Sub I, the officers and directors of Parent and Merger Sub I are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

THE BUSINESS COMBINATION

2.1 Business Combination. Immediately after the consummation of the Redomestication Merger, and subject to the terms of this Agreement and the Business Combination Plan of Merger and Articles and Plan of Merger to be prepared by the Company (the “Business Combination Articles and Plan of Merger”), and in accordance with BVI Law, Merger Sub II shall be merged with and into the Company, the separate corporate existence of Merger Sub II shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Business Combination is hereinafter sometimes referred to as the “China Networks II Surviving Corporation.”

2.2 Closing; Effective Time. The closing of the Business Combination (the “Closing”) shall take place immediately after the consummation of the Redomestication Merger, which shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VIII hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, or at such other location as the parties hereto agree. On the Closing Date:

(a) Merger Sub I and Parent shall cause the Redomestication Merger to be immediately consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and the Articles and Plan of Merger with the British Virgin Islands Registrar of Corporate Affairs, in accordance with the relevant provisions of BVI Law; and

(b) Upon the completion of the Redomestication Merger, Merger Sub II and the Company shall cause the Business Combination to be immediately consummated by filing the Business Combination Articles and Plan of Merger with the British Virgin Islands Registrar of Corporate Affairs, in accordance with the relevant provisions of BVI Law (the “Business Combination Effective Time”).

2.3 Effect of the Business Combination. At the Business Combination Effective Time, the effect of the Business Combination shall be as provided in this Agreement, the Business Combination Articles and Plan of Merger and the applicable provisions of BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Business Combination Effective Time, all the property, rights, privileges, agreements, powers and franchises of the Company and Merger Sub II shall vest in the China Networks II Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub II shall become the debts, liabilities and duties of the China Networks II Surviving Corporation, and all Surviving Corporation Shares issued in exchange for Company Securities upon conversion in accordance with Section 2.7(a) shall, subject to the restrictions contained in Section 2.14 and applicable securities laws, be eligible for quotation on the ASE, or such other public trading market on which the Surviving Corporation Shares may be trading at such time.

2.4 [Intentionally Omitted]

2.5 Memorandum and Articles of Association. At the Business Combination Effective Time, the MOA of Merger Sub II, as in effect immediately prior to the Closing Date, shall cease and the MOA of the Company, as in effect immediately prior to the Business Combination Effective Time, shall be the MOA of China Networks II Surviving Corporation.

2.6 Directors of China Networks II Surviving Corporation. Immediately after the Business Combination Effective Time, the board of directors of China Networks II Surviving Corporation, shall consist of the same individuals designated as directors of China Networks Surviving Corporation pursuant to Section 1.5 hereof.

2.7 Effect on Capital Stock. By virtue of the Business Combination and without any action on the part of Merger Sub II, the Company or the holders of any of the following securities:

(a) Conversion of Company Securities. At the Business Combination Effective Time, (i) each Company Share issued and outstanding immediately prior to the Business Combination Effective Time (other than those described in Section 2.123 below) shall be converted automatically into (A) a number of Surviving Corporation Shares determined as follows: (x) 1,900,000 divided by (y) the total number of Company Shares issued and outstanding immediately prior to the Business Combination Effective Time, plus (B) the right to receive a cash amount determined as follows: (x) U.S. $10,000,000 divided by (y) the total number of Company Shares issued and outstanding immediately prior to the Business Combination Effective Time, plus (C) the additional consideration described in Sections 2.7(f), (g) and (h), (the “CS Per Share Amount”), and (ii) each Preferred Share issued and outstanding immediately prior to the Business Combination Effective Time shall be converted automatically into (A) a number of Surviving Corporation Shares determined as follows: (x) the number of Preferred Shares issued in the Financing to the bridge investors divided by (y) the total number of Preferred Shares issued and outstanding immediately prior to the Business Combination Effective Time (collectively, the “Business Combination Conversion Ratio”), subject to any adjustments made pursuant to Section 2.7(c), plus (B) the right to receive a cash amount equal to $7.143, plus (C) the additional consideration described in Section 2.7(f) and (h), (the “PS Per Share Amount”). At the Business Combination Effective Time, all Company Securities shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing the Company Securities outstanding immediately prior to the Business Combination Effective Time shall cease to have any rights with respect to such Company Securities, except as provided herein or by law. Each certificate previously evidencing Company Securities shall be exchanged for such number of Surviving Corporation Shares calculated by multiplying the applicable Business Combination Conversion Ratio by the number of Company Securities previously evidenced by the canceled certificates and cash in an amount equal to the CS Per Share Amount or the PS Per Share Amount, as the case may be, upon the surrender of such certificate in accordance with the terms hereof.

(b) Cancellation of Merger Sub II Common Stock Owned by Merger Sub II. At the Business Combination Effective Time, if any shares of Merger Sub II Common Stock are held by Merger Sub II as treasury shares or any shares of Merger Sub II Common Stock are owned by any direct or indirect wholly owned subsidiary of Merger Sub II immediately prior to the Business Combination Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(c) Adjustments to Business Combination Conversion Ratio. Each Business Combination Conversion Ratio shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Surviving Corporation Shares or Company Securities), reorganization, recapitalization or other like change with respect to Surviving Corporation Shares and Company Securities occurring after the date hereof and prior to the Business Combination Effective Time, so as to provide holders of Company Securities the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(d) Transfers of Ownership. If any certificate for Surviving Corporation Shares is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and accompanied by a duly executed instrument of transfer and otherwise in proper form for transfer and that the person requesting such exchange will have paid to China Networks II Surviving Corporation or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Surviving Corporation Shares in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of China Networks II Surviving Corporation or any agent designated by it that such tax has been paid or is not payable.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.7, none of China Networks II Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Deferred Cash Payments.

(i) In accordance with Section 2.7(a), each holder of Company Shares as of the Business Combination Effective Time (each, a “Closing Holder”) shall be entitled to receive from China Networks Surviving Corporation deferred cash payments contingent upon the achievement by China Networks Surviving Corporation of the amounts of Net Income (as defined below) set forth below in this Section 2.7(f) (the “Deferred Cash Payments”).

(ii) China Networks Surviving Corporation hereby agrees that the Closing Holders shall be entitled to receive from China Networks Surviving Corporation cash payments on or prior to December 31, 2009 equal to an aggregate amount of U.S. $3,000,000, solely and exclusively upon China Networks Surviving Corporation earning Net Income of at least U.S. $15,000,000 during the four fiscal quarters immediately preceding such payment, to be allocated among such holders based on their percentage ownership of the Company Shares immediately prior to the Business Combination Effective Time (the “Percentage Allocations”).

(iii) China Networks Surviving Corporation hereby agrees that Closing Holders shall be entitled to receive from China Networks Surviving Corporation additional cash payments on or prior to December 31, 2010 equal to an aggregate amount of U.S. $3,000,000, solely and exclusively upon China Networks Surviving Corporation earning Net Income of at least U.S. $25,000,000 during the four fiscal quarters immediately preceding such payments, to be allocated among the holders of Company Shares in accordance with their respective Percentage Allocations.

(iv) As used herein, “Net Income” means the net income of China Networks Surviving Corporation and its subsidiaries as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) excluding equity-based compensation charges, extraordinary one-time charges and charges related to the Business Combination or impairment of goodwill; provided that, with respect to any acquisitions of businesses or persons after the Business Combination Effective Time, in order for the net income generated by such acquired businesses or persons to be included in the foregoing definition of Net Income, such acquisitions must be accretive on a Net Income per share basis. In calculating Net Income per share, China Networks Surviving Corporation shall use China Networks Surviving Corporation’s audited or reviewed financial statements for the fiscal period in question. For the acquisition to be accretive, the pro forma Net Income per share on a post-acquisition basis must be greater than the pro forma Net Income per share immediately prior to the acquisition.

(v) Any Deferred Cash Payments due and payable pursuant to the foregoing shall be paid to Closing Holders on the later of (i) the date 30 days after preparation and completion of China Networks Surviving Corporation’s audited or reviewed financial statements for the fiscal period in question and (ii) the tenth business day after the determination of Net Income for purposes of this Agreement with respect to the fiscal period in question.

(g) Deferred Stock Payment.

(i) In accordance with Section 2.7(a), each Closing Holder shall be entitled to receive deferred stock payments contingent upon the achievement by China Networks Surviving Corporation of the amounts of Net Income set forth below in this Section 2.7(g) (the “Deferred Stock Payments”).

(ii) China Networks Surviving Corporation hereby agrees that the Closing Holders shall be entitled to receive from China Networks Surviving Corporation an additional 2,850,000 newly issued Surviving Corporation Shares solely and exclusively upon China Networks Surviving Corporation earning Net Income of at least U.S. $20,000,000 during the fiscal year ending December 31, 2009, to be allocated among the Closing Holders in accordance with their respective Percentage Allocations.

(iii) China Networks Surviving Corporation hereby agrees that the Closing Holders shall be entitled to receive from China Networks Surviving Corporation an additional 3,075,000 newly issued Surviving Corporation Shares solely and exclusively upon China Networks Surviving Corporation earning Net Income of at least U.S. $30,000,000 during the fiscal year ending December 31, 2010, to be allocated among the Closing Holders in accordance with their respective Percentage Allocations.

(iv) China Networks Surviving Corporation hereby agrees that the Closing Holders shall be entitled to receive from China Networks Surviving Corporation an additional 3,075,000 newly issued Surviving Corporation Shares solely and exclusively upon China Networks Surviving Corporation earning Net Income of at least U.S. $40,000,000 during the fiscal year ending December 31, 2011, to be allocated among the Closing Holders in accordance with their respective Percentage Allocations.

(v) Any Deferred Stock Payments due and payable pursuant to the foregoing shall be issued to the Closing Holders on the later of the (i) 30 days after preparation and completion of China Networks Surviving Corporation’s audited year-end financial statements for the fiscal period in question and (ii) tenth business day after the determination of Net Income for purposes of this Agreement with respect to the fiscal period in question.

(vi) In the event that the Net Income target for any fiscal year is achieved during a fiscal year that is prior to the year corresponding to such Net Income target, the Closing Holders shall be entitled to receive, in addition to the Deferred Stock Payment for the then current fiscal year, the Deferred Stock Payment for any additional future fiscal year with respect to which the Net Income target has also been achieved.

(vii) All Surviving Corporation Shares issued hereunder shall be duly authorized, fully paid and nonassessable and issued in compliance with all applicable foreign, federal and state securities laws.

(viii) All Surviving Corporation Shares issued hereunder shall be subject to any lock-up, voting or similar agreement, including the Lock-Up Agreement, including the restrictions on transfer therein set forth, that each Closing Holder may be a party to at the time of its receipt of any Surviving Corporation Shares hereunder.

(ix) The number of Surviving Corporation Shares set forth in this Section 2.7(g) shall be adjusted for any stock split, reverse stock split, stock dividend, reclassification, recapitalization, merger or consolidation or like capital adjustment affecting the Surviving Corporation Shares

(h) Warrant Exercise Proceeds. In accordance with Section 2.7(a), China Networks Surviving Corporation hereby agrees that the Closing Holders and holders of Preferred Shares as of the Closing (“Preferred Share Closing Holders”) shall be entitled to receive from the Company, cash payments (the “Warrant Payments”) equal to a maximum aggregate amount of U.S. $22,110,000 plus 10% of the aggregate gross proceeds received in the Financing from the bridge investors, solely and exclusively upon China Networks Surviving Corporation’s receipt of cash proceeds from the exercise of the Parent Warrants and the Insider Warrants (collectively, the “Warrants”), payable in accordance with this Section 2.7(h). The Warrant Payments shall be allocated among such holders of Closing Holders and Preferred Share Closing Holders based on their percentage ownership of the sum of (a) the Company Shares, and (b) the Preferred Shares immediately prior to the Business Combination Effective Time (the “WEP Percentage Allocations”). Upon exercise of any Warrants, as soon as practicable after receipt of the actual cash proceeds received therefrom by China Networks Surviving Corporation (but in any event within 10 days) (the “Cash Proceeds”), China Networks Surviving Corporation shall make a cash payment to each Closing Holder and Preferred Share Closing Holder equal to 66% of the Cash Proceeds then available for distribution pursuant to the foregoing sentence multiplied by the WEP Percentage Allocation of such holder. The Company shall retain and apply to its general corporate purposes 34% of the Cash Proceeds. In no event shall the maximum aggregate amount payable pursuant to this Section 2.7(h) to any such holder exceed (x) U.S. $22,110,000 plus 10% of the aggregate gross proceeds received in the Financing from the bridge investors multiplied by (y) the WEP Percentage Allocation of such holder.

(i) Stock Option Plan. Subject to the approval of the Incentive Plan Proposal (as defined below), Parent shall implement an incentive stock option plan (the “Incentive Stock Option Plan”) pursuant to which directors, officers and employees of China Networks Surviving Corporation or its subsidiaries may be granted options to purchase up to 2,500,000 Surviving Corporation Shares.

2.8 Surrender of Certificates. All Surviving Corporation Shares issued upon the surrender of shares of Company Securities in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, other than any additional rights pursuant to this Agreement, provided that any restrictions on the sale and transfer of Company Securities shall also apply to the Surviving Corporation Shares so issued in exchange.

2.9 Lost, Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, China Networks II Surviving Corporation shall cause to be issued in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof, such Surviving Corporation Shares as may be required pursuant to Section 2.7(a); provided, however, that China Networks II Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against China Networks II Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.10 Status of Business Combination for Tax Purposes. For U.S. federal income tax purposes, the Business Combination is intended to constitute a taxable transaction and the parties to this Agreement shall act accordingly in respect of their Tax return filings and otherwise. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Business Combination Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest China Networks II Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub II, the officers and directors of Company and Merger Sub II are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.12 Withholding Rights. China Networks Surviving Corporation shall be entitled to deduct and withhold from the cash and Surviving Corporation Shares otherwise deliverable under any and all provisions of this Agreement, such amounts as China Networks Surviving Corporation reasonably determines it is required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that any amounts are so withheld all appropriate evidence of such deduction and withholding, including any receipts or forms required in order for the person with respect to whom such deduction and withholding occurred to establish the deduction and withholding and payment to the appropriate authority as being for its account with the appropriate authorities shall be delivered to the person with respect to whom such deduction and withholding has occurred, and such withheld amounts shall be treated for all purposes as having been delivered and paid to the person otherwise entitled to the cash and/or Surviving Corporation Shares in respect of which such deduction and withholding was made by China Networks Surviving Corporation.

2.13 Shares Subject to Appraisal Rights.

(a) Notwithstanding Section 2.7(a), BVI Dissenting Shares (as defined below) shall not be converted into a right to receive Surviving Corporation Shares and the holders thereof shall be entitled only to such rights as are granted by BVI Law. Each holder of BVI Dissenting Shares who becomes entitled to payment for such shares pursuant to BVI Law shall receive payment therefor from China Networks II Surviving Corporation in accordance with the BVI Law, provided, however, that, subject to BVI Law, (i) if any shareholder who asserts appraisal rights in connection with the Business Combination (a “BVI Dissenter”) has failed to establish his entitlement to such rights as provided in BVI Law, or (ii) if any such BVI Dissenter has effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under BVI Law the shares of Company Securities held by such BVI Dissenter shall be treated as if they had been converted, as of the Business Combination Effective Time, into a right to receive Surviving Corporation Shares and as provided in Section 2.7. The Company shall give Parent and Chardan Capital Markets LLC prompt notice of any demands for payment received by the Company from a person asserting appraisal rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settlement or offer to settle, any such demands.

(b) As used herein, “BVI Dissenting Shares” means any shares of Company Securities held by shareholders who are entitled to appraisal rights under BVI Law, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with BVI Law.

2.14 Restriction on Disposal of Shares. As a condition to the closing of the transactions contemplated by this Agreement, each Principal Shareholder shall execute a lock-up agreement (the “Lock-Up Agreement”), in a form reasonably agreed to by the Parent and the Principal Shareholders, whereby each shall agree that until the six month anniversary of the Business Combination Effective Time (the “Trade Commencement Date”), each Principal Shareholder shall not directly or indirectly offer, sell, contract to sell, gift, exchange, assign, pledge or otherwise encumber or dispose of any Surviving Corporation Shares received by such Principal Shareholder in connection with this Agreement on the Closing Date (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition, (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Principal Shareholders or any affiliate of Principal Shareholders, or any person in privity with Principal Shareholders or any affiliate of Principal Shareholders, directly or indirectly, including the establishment or increase in a put equivalent position or liquidation or decrease in a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder (each of the foregoing referred to as a “Disposition”). Thereafter, until the six month anniversary of the Trade Commencement Date, each Principal Shareholder shall not engage in a Disposition of more than fifty percent (50%) of the Surviving Corporation Shares received by such Principal Shareholder in connection with this Agreement on the Closing Date. Thereafter, until the twelve month anniversary of the Trade Commencement Date, each Principal Shareholder shall not engage in a Disposition of more than twenty five percent (25%) of the Surviving Corporation Shares received by such Principal Shareholder in connection with this Agreement on the Closing Date. Additional terms and conditions relating to the Disposition of the Surviving Corporation Shares received by the Principal Shareholders pursuant to this Agreement are set forth in the Lock-Up Agreement. The foregoing restriction is intended to preclude the Principal Shareholders from engaging in any hedging transaction, which is designed to or is reasonably expected to lead to or result in such a Disposition during such periods even if the relevant Surviving Corporation Shares would be disposed of by someone other than the Principal Shareholders.

2.15 Payment Procedures.

(a) Merger Stock Consideration. Upon surrender of a certificate that, immediately prior to the Business Combination Effective Time, evidenced the outstanding Company Shares, for cancellation to China Networks Surviving Corporation, together with such other customary documents as may be required by China Networks Surviving Corporation, the holder of such certificate of Company Shares shall be entitled to receive in exchange therefor the Per Share Amount and a certificate evidencing their respective Surviving Corporation Shares, in accordance with Section 2.7 (the “Merger Stock Consideration”), and the certificate evidencing the Company Shares so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.15, each certificate of Company Shares shall be deemed at anytime after the Business Combination Effective Time to evidence only the right to receive upon such surrender the Merger Stock Consideration.

(b) Paying Agent. As of the Business Combination Effective Time, the Parent shall deposit, or shall cause to be deposited, with a bank theretofore designated by the Company and the Parent (the “Paying Agent”), for the benefit of the holders of shares of Company Securities, for payment in accordance with this Article II, through the Paying Agent, cash and Surviving Corporation Shares in amounts equal to the consideration payable to the holders of Company Securities pursuant to Section 2.7(a) (such cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the cash and Surviving Corporation Shares contemplated to be paid and transferred to the holder of Company Securities pursuant to this Article II out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

(c) Payment Procedures. Upon surrender of a certificate that, immediately prior to the Business Combination Effective Time, evidenced outstanding Company Securities (other than shares described in Section 2.7(b) and BVI Dissenting Shares) (a “Certificate”) for cancellation to the Paying Agent, together with such other customary documents as may be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Business Combination Conversion Ratio multiplied by the number of Company Securities represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the consideration described in Section 2.7(a).

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Company Securities for 30 days after the Effective Time shall be delivered to China Networks Surviving Corporation, upon demand, and any holders of Company Securities that have not theretofore complied with this Article II shall thereafter look only to China Networks Surviving Corporation for the consideration described in Section 2.7(a) to which they are entitled.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In this Agreement, any reference to a “Material Adverse Effect” with respect to any person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. Notwithstanding the foregoing, the definition of Material Adverse Effect shall not include events caused by general economic conditions (and solely with respect to this Article III, shall include economic conditions solely or principally applicable to the television and advertising industries, or to locations in which the Company and its Subsidiaries operate.)

In this Agreement, any reference to the Company’s “knowledge” means the actual knowledge after reasonable inquiry of Li Shuangqing, the Company’s Chief Executive Officer, (the “Knowledge Person”) .

Except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), which shall identify exceptions by specific section references, the Knowledge Person and the Company, hereby, jointly and severally, represent and warrant to the Parent, as follows:

3.1 Organization, Standing and Power; Framework Agreements.

(a) The Company and each of the entities listed on Schedule 3.1(a) (the “Subsidiaries”), is a corporation duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the laws of their respective jurisdictions of organization. Each of the Company and its Subsidiaries has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on their respective businesses as presently conducted and to own, hold and operate their respective properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect. The Company has delivered or made available to Parent a true and correct copy of the MOA of the Company and the organizational documents of each of the Subsidiaries, each as amended to date. Neither the Company nor any of the Subsidiaries is in violation of any of the provisions of its respective MOA, bylaws or equivalent organizational documents.

(b) Attached hereto on Schedule 3.1 are true and correct copies of each of the framework agreements to which Advertising Network Limited, a subsidiary of the Company, is a party with each of Kunming Television Station, a People’s Republic of China (“PRC”) television station (“Kunming”) and China Yellow River Television Station, a PRC television station (“Yellow River”) setting forth the terms and conditions for the formation of two joint ventures (each a “Framework Agreement”). Each Framework Agreement is a legal, valid and binding agreement, enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect. None of the parties to any Framework Agreement is in breach or default thereunder. To the Company’s knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time), would (i) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Framework Agreement or (ii) permit the Company, Advertising Network Ltd. or any other party to any Framework Agreement the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Framework Agreement. Neither the Company nor Advertising Network Ltd. has received notice of the pending or threatened cancellation, revocation or termination of any Framework Agreement; and (d) there are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Framework Agreement.

3.2 Subsidiaries. Except for the Subsidiaries, and those entities set forth on Schedule 3.2, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company is the direct or indirect owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by the Company free and clear of all liens, charges, claims or encumbrances or rights of others. Except as set forth in Schedule 3.2, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating the Company or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

3.3 Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 2,950,000 shares, $.0005 par value, of which there are issued and outstanding, 1,900,000 ordinary shares and an amount of Preferred Shares equal to (x) the aggregate gross proceeds received in the Financing from the bridge investors multiplied by .035. Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no other outstanding shares or voting securities and no outstanding commitments to issue any shares or voting securities after the date hereof. All outstanding Company Securities are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the MOA of the Company or any agreement to which the Company is a party or by which it is bound. Except as set forth on Schedule 3.3(a) and in connection with the Financing (as defined below), there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company or obligating the Company to grant, extend, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 3.3(a) and in connection with the Financing, there are no contracts, commitments or agreements relating to voting, purchase or sale of the Company’s shares (x) between or among the Company and any of its shareholders, and (y) to the best of the Company’s knowledge, between or among any of the Company’s shareholders.

(b) Set forth on Schedule 3.3(b) is the following: (i) the name and address of each person owning any capital stock or other equity interest in the Company; (ii) the certificate number of each certificate evidencing shares of capital stock or any other equity interest issued by the Company, (iii) the number of shares of capital stock or any other equity interest evidenced by each such certificate, (iv) the date of issuance thereof and, in the case of cancellation, the date of cancellation. Each Principal Shareholder represents and warrants that such person has good, valid and marketable title to, all the equity interests of the Company designated on Schedule 3.3(b) as owned by such Principal Shareholder.

3.4 Authority. i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to the adoption of this Agreement by the Company’s shareholders holding a majority of the outstanding shares of Company Shares, as contemplated by Section 8.1(d). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the adoption of this Agreement by the Company’s shareholders holding a majority of the outstanding shares of Company Shares, as contemplated by Section 8.1(d). This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.

(b) Each Principal Shareholder and Li Shuangqing has all legal capacity and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each such person and constitutes the legal, valid and binding obligation of each such person, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.

3.5 No Conflict. The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby do not and will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the MOA or bylaws of the Company or any of the organizational documents of its Subsidiaries, as amended, (b) any Law or Governmental Order applicable to the Company, its Subsidiaries or any Principal Shareholder or (c) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any of its Subsidiaries or any Principal Shareholder or any of their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (c) would not have had and would not reasonably be expected to have a Material Adverse Effect on the Company.

3.6 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to any Principal Shareholder, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any country other than the United States set forth on Schedule 3.6; and (c) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

3.7 Financial Statements. Attached hereto at Schedule 3.7 are the copies of the financial statements received by the Company from each of Kunming and Yellow River in connection with the Framework Agreements.

3.8 Absence of Certain Changes. Except for the Framework Agreements, and the transactions and arrangements contemplated thereby, since December 31, 2007 (the “Company Balance Sheet Date”), the Company and each of its Subsidiaries, has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, a Material Adverse Effect to the Company; (ii) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its or any of its Subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock; (v) any material contract entered into by the Company or any of its Subsidiaries, other than in the ordinary course of business and as provided or made available to Parent, or any amendment or termination of, or default under, any material contract to which the Company or any of its Subsidiaries is a party or by which it is bound; (vi) any amendment or change to the MOA or bylaws of the Company or any Subsidiary; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by the Company or its Subsidiaries to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with the Company’s and its Subsidiaries past practices. Neither the Company nor its Subsidiaries has agreed since December 31, 2007 to take any of the actions described in the preceding clauses (i) through (vii) and are not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than the Framework Agreements, the Financing and negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.9 Absence of Undisclosed Liabilities. The Company and the Subsidiaries have no material obligations or liabilities of any nature (matured or unmatured, known or unknown, fixed or contingent) other than (i) obligations or liabilities not in excess of $250,000 in the aggregate; (ii) those incurred pursuant to the terms of this Agreement, (iii) those incurred in connection with the Financing, and (iv) those incurred pursuant to the terms of any Framework Agreement.

3.10 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation (“Proceeding”) pending before any agency, court, arbitrator or tribunal, foreign or domestic by or against the Company or any of its Subsidiaries, or any of their respective properties or any of their respective shareholders, officers or directors (in their capacities as such) nor, to the knowledge of the Company, is any such Proceeding threatened against any Principal Shareholder, the Company or its Subsidiaries.

3.11 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practices of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries.

3.12 Governmental Authorization. The Company and each of its Subsidiaries have obtained as of the date hereof each governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company’s or any of its Subsidiaries’ business or the holding of any such interest, ((i) and (ii) herein collectively called “Company Authorizations”), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where failure of such Company Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company.

3.13 Title to Property. The Company and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on the Company. The property and equipment of Company and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect. All properties used in the operations of Company and its Subsidiaries are reflected in the Company Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 3.13 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by Company or any of its Subsidiaries.

3.14 Intellectual Property. Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, the Company and its Subsidiaries own, or have a license to use or otherwise possess legally enforceable and unencumbered rights to use, any patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, trade secrets, computer software programs, and tangible or intangible proprietary information or material that are used in the business of the Company and its Subsidiaries (“Company Intellectual Property”).

3.15 Taxes.

(a) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any levy, impost, net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax authority”) responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person, as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement, as a result of being a responsible person, or otherwise. “Tax Return” means any return, declaration, election, statement, report or form (including, without limitation, claims for refunds or credits, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) filed or required to be filed with respect to Taxes.

(b) (i) All Tax Returns required to be filed by or on behalf of the Company or its Subsidiaries have been timely filed and all Tax Returns filed by or on behalf of the Company or its Subsidiaries were (at the time they were filed) and are true, correct and complete in all material respects; (ii) all Taxes of Company and its Subsidiaries (whether or not reflected on any Tax Return) have been fully and timely paid, (iii) no waivers or extensions of statutes of limitation have been given or requested with respect to Company or its Subsidiaries in connection with any Tax Returns or with respect to any Taxes payable by it; (iv) no Governmental Entity in a jurisdiction where Company or its Subsidiaries do not file Tax Returns has made a claim, assertion or threat to Company or its Subsidiaries that it is or may be subject to taxation by such jurisdiction; (v) each of the Company and its Subsidiaries has duly and timely collected or withheld, and paid over and reported to the appropriate Governmental Entity all amounts required to be so collected or withheld and paid over for all periods under all applicable laws; (vi) there are no liens with respect to Taxes on the Company or its Subsidiaries or any of their property or assets; (vii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company or its Subsidiaries for any period (or portion of a period) that would affect any period after the date hereof; and (viii) any adjustment of Taxes of the Company or its Subsidiaries made by a Governmental Entity in any examination that the Company or its Subsidiaries is required to report to the appropriate Tax Authority has been reported, and any additional Taxes due with respect thereto have been paid.

(c) There is no pending Proceeding with respect to any Taxes of the Company or its Subsidiaries, nor, to the knowledge of the Company, is any such Proceeding threatened. The Company has made available to the Parent prior to the date of this Agreement, true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed or asserted against or agreed to by the Company or its Subsidiaries since their inception and any and all correspondence with respect to the foregoing.

(d) Except as disclosed on Schedule 3.15(e), neither the Company nor its Subsidiaries is a party to any Tax allocation or sharing agreement.

(e) The Company is treated as a foreign corporation for U.S. federal income tax purposes.

3.16 Employee Benefit Plans. The Company does not maintain and has not maintained any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Company, or any trade or business (whether or not incorporated) which is under common control with Company, with respect to which the Company has or would reasonably be expected to have liability. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of the Company.

3.17 Labor Matters. Except as set forth in Schedule 3.17, (a) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary; (b) the Company and each Subsidiary are currently in compliance in all material respects will all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate governmental authority; (c) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Person currently or formerly employed by the Company or any Subsidiary; and (d) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, and Governmental Authority relating to employees or employment practices.

3.18 Interested Party Transactions. Except as disclosed in Schedule 3.18 of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries is indebted to any director or officer of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any of its Subsidiaries and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.19 Insurance. Neither the Company nor its Subsidiaries maintain any insurance policies on their respective properties or assets.

3.20 Material Company Contracts.

(a) The Company has made available to the Parent, prior to the date of this Agreement, true, correct and complete copies of each written agreement, contract, arrangement, lease, commitment or otherwise of the type set forth below (each, a “Material Company

Contract”), including each amendment, supplement and modification relating thereto to which the Company or any Subsidiary is a party.

(i) each contract, agreement, invoice, and other arrangement, for the furnishing of services to, or the sale of property to, the Company or any Subsidiary under the terms of which the Company or any Subsidiary: (A) is likely to pay or otherwise give consideration of more than $750,000 in the aggregate during the calendar year ended December 31, 2008, (B) is likely to pay or otherwise give consideration of more than $750,000 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by the Company or any Subsidiary without penalty or further payment and without more than 30 days’ notice;

(ii) each contract, agreement, invoice, and other arrangement for the furnishing of services by the Company or any Subsidiary that: (A) is likely to involve consideration of more than $750,000 in the aggregate during the calendar year ending December 31, 2008, (B) is likely to involve consideration of more than $750,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by the Company or any Subsidiary without penalty or further payment and without more than 30 days’ notice;

(iii) all agreements or letters of intent relating to the acquisition of any business enterprise whether by acquisition of stock, acquisition of assets, joint venture or merger or other form of business combination;

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party;

(v) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and which cannot be cancelled by the Company or any Subsidiary without penalty or further payment and without more than 30 days’ notice;

(vi) all contracts and agreements relating to indebtedness of the Company or any Subsidiary in an amount in excess of $150,000 individually or $500,000 in the aggregate;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party;

(viii) all contracts and agreements that limit or purport to limit the ability of any Principal Shareholder, the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) all contracts and agreements between or among the Company or any Subsidiary, on the one hand, and the Principal Shareholders or any affiliate thereof, on the other hand;

(x) any material lease pursuant to which the Company or any Subsidiary leases any material real property;

(xi) any shareholder agreement, registration rights agreement, voting agreement or other agreement governing the rights of the holders of any equity security issued by the Company or any Subsidiary; and

(xii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or any Subsidiary or the conduct of their business, or the absence of which would have a Material Adverse Effect.

(b) Each Material Company Contract is a legal, valid and binding agreement, and is in full force and effect, and (a) none of the Company nor its Subsidiaries is in breach or default of any Material Company Contract to which it is a party in any material respect; (b) no event has occurred or circumstance has existed that (with or without notice or lapse of time), would (i) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Company Contract or (ii) permit the Company, any Subsidiary or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Company Contract; (c) neither the Company nor its Subsidiaries have received notice of the pending or threatened cancellation, revocation or termination of any Material Company Contract to which it is a party; and (d) there are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Company Contract.

3.21 Compliance With Laws.

(a) To the Company’s knowledge, each of the Company and each of its Subsidiaries has complied in all respects with, is not in violation of, and has not received any notices of violation with respect to, any Law applicable thereto or to the conduct, ownership or operation of their respective businesses, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on the Company.

(b) The Framework Agreements and the other contractual agreements described in Section 3.20(a)(i) through (xii), were validly entered into by the parties and are in compliance with relevant PRC Laws and regulations and all necessary approvals in connection with such contractual arrangements have been obtained.

3.22 Foreign Corrupt Practices Act. Neither the Company, nor its Subsidiaries, nor any director, officer, key employee, or other person associated with or acting on behalf of the Company or its Subsidiaries, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any Governmental Entity from corporate funds; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of the Company or its Subsidiaries. Neither the Company nor its Subsidiaries, nor any director, officer, key employee, or other person associated with or acting on behalf of the Company or its Subsidiaries has committed any acts or omissions which would constitute a breach of relevant BVI or PRC criminal Laws, including but not limited to corruption Laws.

3.23 Money Laundering Laws. The operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no proceeding involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.24 Governmental Inquiry. Neither the Company nor its Subsidiaries has received any material written inspection report, questionnaire, inquiry, demand or request for information from a Governmental Entity.

3.25 Minute Books. The minute books of Company and its Subsidiaries made available to Parent contain in all material respects a complete and accurate summary of all meetings of directors and shareholders or actions by written consent of Company and its Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.26 Real Property. None of the Company nor any Subsidiary owns any real property.

3.27 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, except in connection with the Financing.

3.28 Vote Required. The affirmative vote of the Company’s shareholders holding a majority of the outstanding shares of Company Shares (subject to any provision in the Company’s MOA requiring a higher voting threshold) is the only vote of the holders of any of Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

3.29 Board Approval. The Board of Directors of the Company has (a) approved this Agreement and the Business Combination, (b) determined that this Agreement and the Business Combination are advisable and in the best interests of the stockholders of Company and are on terms that are fair to the shareholders and (c) recommends that the shareholders of Company approve this Agreement and consummation of the Business Combination.

3.30 Representations Complete. None of the representations or warranties made by Company herein or in any Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT,
MERGER SUB I AND MERGER SUB II

In this Agreement, any reference to Parent’s knowledge means the actual knowledge, after reasonable inquiry, of Michael E. Weksel. The defined term “Material Adverse Effect” shall have the same meaning as in Article III.

Except as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), which shall identify exceptions by specific section references, Parent, hereby represents and warrants to the Company, on behalf of itself, and on behalf of Merger Sub I and Merger Sub II as follows:

4.1 Organization, Standing and Power.

(a) Each of Parent, Merger Sub I and Merger Sub II is, a corporation duly organized, validly existing and in good standing, and no certificates of dissolutions have been filed under the laws of its jurisdiction of organization. Each of Parent, Merger Sub I and Merger Sub II has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent, Merger Sub I or Merger Sub II, as the case may be. Merger Sub I was formed for the sole purpose of effecting the Redomestication Merger and the Business Combination. Accordingly prior to the Effective Time, Merger Sub I had no material business, operations, property or assets. Merger Sub II was formed for the sole purpose of effecting the Business Combination. Accordingly, prior to the Business Combination Effective Time, Merger Sub II will have had no business, operations, property or assets. Each of Parent, Merger Sub I, and Merger Sub II has made available to the Company, a true and correct copy of the Certificate of Incorporation and the By-Laws, or other organizational documents thereof, as applicable, each as amended to date. As of the date hereof and as of the Effective Time, none of Parent, Merger Sub I or Merger Sub II is in violation of any of the provisions of its Certificate of Incorporation or bylaws, or organizational documents, as applicable. Except for Merger Sub I and Merger Sub II, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(b) Parent is the owner of all outstanding shares of capital stock of Merger Sub I and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of Merger Sub I are owned by Parent free and clear of all liens, charges, claims or encumbrances or rights of others. At the Effective Time, there will be no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued shares or other securities of Merger Sub I, or otherwise obligating Parent or Merger Sub I to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(c) Merger Sub I is the owner of all outstanding shares of capital stock of Merger Sub II and such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of Merger Sub II are owned by Merger Sub I free and clear of all liens, charges, claims or encumbrances or rights of others. At the Business Combination Effective Time, there will be no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Merger Sub II, or otherwise obligating Merger Sub I or Merger Sub II to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

4.2 Capital Structure.

(a) The authorized capital stock of Parent consists of 30,000,000 shares of common stock, $.0001, par value, and 1,000,000 shares of preferred stock, $.0001 par value, of which, as of the date hereof, there were issued and outstanding, 9,794,400 shares of common stock and no shares of preferred stock. There are no other outstanding shares or voting securities of the Parent and no outstanding commitments to issue any shares of capital stock or voting securities of the Parent after the date hereof, other than (i) pursuant to this Agreement, (ii) 8,044,400 shares of Parent Common Stock issuable upon the exercise of the Parent’s Redeemable Common Stock Purchase Warrants (“Parent Warrants”) issued in Parent’s initial public offering (“IPO”), (iii) 1,820,000 shares of Parent Common Stock issuable upon the exercise of warrants issued to initial stockholders of Parent (the “Insider Warrants”) and (iv) 600,000 shares of Parent Common Stock issuable upon the exercise of the unit purchase option granted by Parent to certain underwriters of its initial public offering and the Parent Warrants issuable thereunder (the “Underwriter Option”). All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or bylaws of Parent or any agreement to which Parent is a party or by which it is bound. Parent has reserved 10,464,400 shares of common stock for issuance upon exercise of Parent Warrants and the Insider Warrants. Except for (i) the rights created pursuant to this Agreement, (ii) the Parent Warrants, (iii) the Insider Warrants, and (iv) the Underwriter Option, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the obligation of Parent’s initial stockholders to vote in accordance with the majority of the Parent’s stockholders with respect to the Business Combination, there are no contracts, commitments or agreements relating to voting, purchase or sale of Parent’s capital stock (i) between or among Parent and any of its stockholders and (ii) to the best of Parent’s knowledge, between or among any of Parent’s stockholders.

(b) The authorized shares of Merger Sub I consist of 75,000,000 shares, U.S. $0.0001 par value, of which there are issued and outstanding 100 shares, owned by Parent. There are no other issued and outstanding shares or voting securities and no outstanding commitments to issue any shares or voting securities of Merger Sub I, other than pursuant to this Agreement. The shares of China Networks Surviving Corporation to be issued in connection with the Redomestication Merger and the Business Combination, when issued, will be duly authorized, validly issued, fully paid and non-assessable, free of any liens or encumbrances.

(c) The authorized shares of Merger Sub II consist of 50,000 shares, U.S. $0.0001 par value, of which there are issued and outstanding one share owned by Merger Sub I. There are no other issued and outstanding shares or voting securities and no outstanding commitments to issue any shares of or voting securities of Merger Sub II.

4.3 Authority.

(a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to the adoption of this Agreement and approval of the Business Combination by Parent’s stockholders, as contemplated by Section 8.1. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 8.1. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 8.1, enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.

(b) Merger Sub I has the requisite corporate power and authority to enter into this Agreement and the other agreements necessary and required to consummate the Redomestication Merger and the Business Combination, and has been duly authorized by all necessary corporate power on the part of Merger Sub I to consummate the Redomestication Merger and the Business Combination. The execution and delivery of this Agreement and the consummation of the Redomestication Merger and the Business Combination transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub I, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 8.1. This Agreement has been duly executed and delivered by Merger Sub I and constitutes the legal, valid and binding obligation of Merger Sub I and is enforceable against Merger Sub I in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.

(c) Merger Sub II has the requisite corporate power and authority to enter into this Agreement and the other agreements necessary and required to consummate the Business Combination, and has been duly authorized by all necessary corporate power on the part of Merger Sub II to consummate the Business Combination. The execution and delivery of this Agreement and the consummation of the Business Combination transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Merger Sub II, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 8.1. This Agreement has been duly executed and delivered by Merger Sub II and constitutes the legal, valid and binding obligation of Merger Sub II and is enforceable against Merger Sub II in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.

4.4 No Conflict. The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the Certificate of Incorporation or bylaws of Parent, or any of its subsidiaries, as amended, or the organizational documents of Merger Sub I or Merger Sub II (b) any Law or Governmental Order or (c) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub I or Merger Sub II, or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (c) would not have had and would not reasonably be expected to have a Material Adverse Effect on Parent, Merger Sub I or Merger Sub II.

4.5 Consents and Approval. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent, Merger Sub I or Merger Sub II, or any of their respective subsidiaries in connection with the execution and delivery of this Agreement by Parent, the consummation by Parent and Merger Sub I of the Redomestication Merger, or the consummation by Merger Sub I and Merger Sub II of the Business Combination, contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) the filing of the Articles and Plan of Merger as provided in Section 1.2, (iii) the filing of the Business Combination Articles and Plan of Merger as provided in Section 2, (iv) the filing with, and clearance by the SEC of a Registration Statement on Form S-4 containing a merger proxy/prospectus (the “Merger Proxy/Prospectus”) pursuant to which Parent’s stockholders must vote at a special meeting of stockholders to approve, among other things this Agreement, the Redomestication Merger and the Business Combination; (v) the filing of a Form 8-K with the SEC within four (4) business days after each of (A) the execution of this Agreement and (B) the Closing Date; (vi) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (vii) any filings required with the ASE with respect to the shares of (A) Surviving Corporation Shares issuable upon conversion of the Company Securities in the Business Combination and (B) Surviving Corporation Shares issuable upon conversion of the Parent Common Stock in the Redomestication Merger; and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent or China Networks Surviving Corporation and would not reasonably be expected to prevent or materially alter or delay any of the transactions contemplated by this Agreement.

4.6 SEC Documents; Financial Statements. A true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings of Parent filed with the SEC by Parent since its inception have been, and, prior to the Business Combination Effective Time will be available to Company on the SEC’s website at www.sec.gov, and at the Parent’s executive offices, further, complete copies of any additional documents filed with the SEC by Parent prior to the Business Combination Effective Time will be available at www.sec.gov and at Parent’s executive offices (collectively, the “Parent SEC Documents”). Parent has timely filed all forms, statements and documents required to be filed by it with the SEC since its inception. In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Business Combination Effective Time. All documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in material default thereunder. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-QSB, as permitted by Form 10-QSB of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

4.7 Sarbanes-Oxley Act of 2002. Parent is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and the Business Combination Effective Time. There has been no change in Parent’s accounting policies since its inception except as described in the notes to the Parent Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Neither Parent nor, to the knowledge of the Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, except for (A) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Parent’s accounting or auditing practices, procedures methodologies or methods of Parent or its internal accounting controls and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of Parent’s financial statements and periodic reports. To the knowledge of Parent, no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent (“Parent Board”) or any committee thereof or to any director or officer of Parent. To the knowledge of Parent, no employee of Parent has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

4.8 Absence of Certain Changes. Since December 31, 2007 (the “Parent Balance Sheet Date”), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of Parent’s knowledge any event beyond Parent’s control that is reasonably likely to result in, a Material Adverse Effect to Parent; (ii) any acquisition, sale or transfer of any material asset of Parent or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock; (v) other than this Agreement, any material contract entered into by Parent or any of its subsidiaries, other than in the ordinary course of business and as provided to Company, or any amendment or termination of, or default under, any material contract to which Parent or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to Parent’s Certificate of Incorporation or bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Parent to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent’s past practices. Parent has not agreed since December 31, 2007 to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to take any of the actions described in the preceding clauses (i) through (vii) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

4.9 Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, known or unknown, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent’s Quarterly Report on Form 10-QSB for the period ended December 31, 2007 (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Parent Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Parent and (iv) those incurred in connection with this Agreement.

4.10 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no injunction, judgment, decree, order or regulatory restriction imposed upon Parent or any of its subsidiaries or any of their respective assets or business, or, to the knowledge of Parent and its subsidiaries, any of their respective directors or officers (in their capacities as such).

4.11 Restrictions on Business Activities. Except as may be contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Parent, or its subsidiaries, any acquisition of property by Parent, or its subsidiaries, or the conduct of business by Parent, its subsidiaries.

4.12 No Interest in Property. Except as set forth on Schedule 4.12, Parent, Merger Sub I and Merger Sub II do not have any interest in any real property, tangible personal property and/or intellectual property as an owner, licensee, lessee or tenant (as applicable).

4.13 Employee Benefit Plans. Parent does not maintain and has not maintained any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent, or any trade or business (whether or not incorporated) which is under common control with Parent, with respect to which the Parent has or would reasonably be expected to have liability. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent.

4.14 Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent nor does Parent know of any activities or proceedings of any labor union to organize any such employees.

4.15 Interested Party Transactions. Except as disclosed in the Parent SEC Documents, Parent is not indebted to any director or officer of Parent (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

4.16 Insurance. Parent maintains no insurance of any kind, other than directors and officers liability coverage in the amount of $5,000,000.

4.17 Compliance With Laws. Parent, Merger Sub I and Merger Sub II have complied with, are not in violation of, and have not received any notices of violation with respect to, any Law applicable thereto or to the conduct, ownership or operation of their respective businesses, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on the Parent.

4.18 Brokers’ and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby other than fees payable to Chardan Capital Markets, LLC (“Chardan”) and SMH Capital Inc., except as disclosed by the Parent to the Company or its representatives or to any of the Principal Shareholders with respect to such liability or charges prior to the date hereof and as approved by the Company or any Principal Shareholder following the date hereof.

4.19 Minute Books. The minute books of Parent made available to Company contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Parent since inception and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

4.20 Vote Required. The approval of Parent’s and Merger Sub I’s Board of Directors, the affirmative vote of the sole stockholder of Merger Sub II and the approval of Parent’s stockholders in accordance with Section 8.1 hereof, are the only approvals or votes necessary to approve this Agreement, the Redomestication Merger and the Business Combination and the transactions contemplated hereby.

4.21 Board Approval. The Parent Board has approved this Agreement, the Redomestication Merger and the Business Combination and determined that this Agreement, the Redomestication Merger and the Business Combination are in the best interests of the Parent, Merger Sub I and Merger Sub II. The Parent Board has determined that the fair market value of the Company is equal to at least 80% of the Parent’s assets. The Board of Directors of Merger Sub I has approved this Agreement, the Redomestication Merger and the Business Combination and shall have recommended to the sole stockholder of Merger Sub I to approve this Agreement, the Redomestication Merger and the Business Combination. The Board of Directors of Merger Sub II has approved this Agreement and the Business Combination and shall have recommended to Merger Sub I to approve this Agreement and the Business Combination.

4.22 ASE Quotation. Parent Common Stock is listed on the ASE. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by ASE to prohibit or terminate the listing of Parent Common Stock on the ASE. The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration.

4.23 Trust Account Funds. As of December 31, 2007, there was $63,154,286, including interest thereon, held in the trust account established in connection with Parent’s IPO (the “Trust Account”) for use by the Parent in connection with a business combination as set forth in Parent’s Certificate of Incorporation. Amounts in the Trust Account are invested in

U.S. Government securities or in money market funds meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended.

4.24 Representations Complete. None of the representations or warranties made by Parent herein or in any Parent Disclosure Schedule, or certificate furnished by Parent pursuant to this Agreement, or the Parent SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Business Combination Effective Time any untrue statement of a material fact, or omits or will omit at the Business Combination Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V

CONDUCT PRIOR TO THE BUSINESS COMBINATION EFFECTIVE TIME

5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Business Combination Effective Time, each of Parent and the Company agree (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party), to carry on its and its subsidiaries’ business, in the ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries’ present business organizations, use its reasonable best efforts consistent with past practice to keep available the services of its, and in the case of the Company, its subsidiaries’ present officers and key employees and use its reasonable best efforts consistent with past practice to preserve its and its Subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, and its Subsidiaries, to the end that its and its subsidiaries’ goodwill and ongoing businesses shall be unimpaired at the Business Combination Effective Time. Each of Parent and the Company agrees to promptly notify the other of any material event or occurrence not in the ordinary course of its business and the business of its subsidiaries, and of any event that would have a Material Adverse Effect on Parent or the Company.

5.2 Restrictions on Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Business Combination Effective Time, except as expressly contemplated by this Agreement, none of Parent or the Company shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries, to do, cause or permit any of the following, without the prior written consent of the other:

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation, bylaws, MOA or other equivalent organizational documents, other than pursuant to the Continuation (as defined below);

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c) Material Contracts. Enter into any new material contract, or violate, amend or otherwise modify or waive any of the terms of any existing material contract, other than upon prior consultation with, and prior written consent (which shall not be unreasonably withheld) of the other parties to this Agreement, or specifically in the event of future acquisitions of businesses by the Company, upon prior written consent of the Parent;

(d) Issuance of Securities. Except pursuant to the Financing or the Continuation, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(e) Intellectual Property. Transfer or license to any person or entity any rights to any Intellectual Property other than the license of non-exclusive rights to Intellectual Property for use by the Company or any subsidiary in its business in the ordinary course of business consistent with past practice;

(f) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole, except in the ordinary course of business consistent with past practice;

(g) Indebtedness. Except in its ordinary course of business, and pursuant to the Financing, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others in excess of $100,000 in the aggregate;

(h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) with respect to the Parent, the payment, discharge or satisfaction of liabilities reflected or reserved against in the Parent Financial Statements;

(i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $100,000 individually or in the aggregate;

(j) Acquisitions. Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole, or acquire any equity securities of any corporation, partnership, association or business organization, other than future acquisitions of a television station or advertising operating business by the Company in China, upon prior written consent of the Parent, not to be unreasonably withheld or delayed;

(k) Taxes. In the case of the Company or its Subsidiaries, change any election in respect of Taxes, change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(l) Accounting Policies and Procedures. Make any change to its financial accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

(m) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (l) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder;

provided however, that from the date hereof until July 15, 2008, none of the foregoing Sections 5.2(a) through (l) shall in any way limit or restrict any action taken by the Company or any Subsidiary to enter into any framework agreements or joint venture agreements with television stations or advertising operating businesses located in the PRC (the “Initial Acquisitions”).

5.3 Joint Ventures and Framework Agreements.

(a) From and after the date hereof until the Closing Date, the Company shall use its commercially reasonable efforts to consummate the joint ventures contemplated by each Framework Agreement on substantially the terms and conditions set forth therein.

(b) From and after the date hereof until the Closing Date, the Company shall use its commercially reasonable efforts to enter into additional framework agreements and joint ventures with television stations located in the PRC on terms and conditions comparable to those set forth in the Framework Agreements, in each case subject to the prior written approval of Parent, not to be unreasonably withheld or delayed.

ARTICLE VI

COVENANTS

6.1 Merger Proxy/Prospectus; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information required in a Registration Statement on Form S-4, containing the Merger Proxy/ Prospectus, Parent shall prepare and file with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and with all other applicable regulatory bodies, the Registration Statement for the purpose of soliciting proxies from holders of Parent Common Stock to vote at a special meeting of the stockholders of Parent (the “Special Meeting”) in favor of (i) the adoption of this

Agreement and the approval of the Business Combination, whereby the Company will become a wholly-owned subsidiary of the China Networks Surviving Corporation (the “Business Combination Proposal”), (ii) the approval of the Redomestication Merger for the purpose of redomesticating the Parent to the British Virgin Islands, and in connection with such merger changing the Parent’s name to China Networks International Holdings, Ltd. (the “Redomestication Proposal”), and (iii) to adopt an equity incentive plan in the form of the Incentive Stock Option Plan (the “Incentive Plan Proposal”). The effectiveness of the Business Combination shall be conditioned upon the approval of the Redomestication Proposal, and the effectiveness of the Redomestication Merger shall be conditioned upon the approval of the Business Combination Proposal. The approval of the Incentive Plan Proposal shall not be a condition to the consummation of the Redomestication Merger or the Business Combination. Such materials shall be in the form of the Merger Proxy/Prospectus to be used for the purpose of soliciting such proxies from holders of Parent Common Stock and registering the Surviving Corporation Shares to be issued, upon consummation of the Redomestication Merger, in exchange for the Parent Common Stock outstanding immediately prior to the Redomestication Merger. The Merger Proxy/Prospectus shall include the registration of the shares underlying the Surviving Corporation Stock Rights to be issued in connection with the Business Combination. The Company shall furnish to Parent all information concerning the Company and its Subsidiaries and their business required to be set forth in the Merger Proxy/Prospectus. The Company and its counsel shall be given an opportunity to review and comment on the Merger Proxy/Prospectus prior to its filing with the SEC. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Merger Proxy/Prospectus and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable. Parent shall retain a reputable proxy solicitation firm.

(b) As soon as practicable following the completion of the SEC review process, Parent shall distribute the Merger Proxy/Prospectus to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with Delaware Law and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting.

(c) Parent shall comply in all material respects with the applicable provisions of and rules under the Securities Act, Exchange Act and the applicable provisions of the Delaware Law in the preparation, filing and distribution of the Merger Proxy/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or its Subsidiaries and their business or any other information specifically furnished by the Company in writing for inclusion in the Merger Proxy/Prospectus). Without limiting the foregoing, Parent shall ensure that the Merger Proxy/Prospectus does not, as of the date on which it is first distributed to stockholders of Parent, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or its Subsidiaries and their business or any other information specifically furnished by the Company in writing for inclusion in the Merger Proxy/Prospectus). The Company represents and warrants that the information relating to the

Company and its Subsidiaries and their business specifically supplied in writing by the Company for inclusion in the Merger Proxy/Prospectus will not as of the date on which the Merger Proxy/Prospectus (or any amendment or supplement thereto) is first distributed to stockholders of Parent or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. The Company shall in good faith provide Parent with a letter, dated the date of the Merger Proxy/Prospectus and in form and substance reasonably acceptable to Parent, attaching the Merger Proxy/Prospectus and confirming that all the information included in the Merger Proxy/Prospectus has been specifically furnished by the Company in writing for inclusion therein. Any subsequent changes to such sections of the Merger Proxy/Prospectus without the consent of the Company shall be the responsibility of Parent.

6.2 Form 8-K. At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company. Prior to Closing, Parent and the Company will prepare the press release announcing the consummation of the Merger hereunder (“Press Release”). Simultaneously with the Closing, Parent shall file and distribute the Press Release. Within four (4) business days of the Closing, Parent shall file the Merger Form 8-K with the SEC.

6.3 Action of Company’s Shareholders.

(a) The Company shall within five Business Days after the date hereof, take all action necessary in accordance with BVI Law and its MOA and by-laws and shall use its reasonable best efforts to secure the vote or consent of shareholders required to effect the Business Combination from and after the execution of this Agreement.

(b) Until the termination of this Agreement pursuant to Section 11 below, at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, each Principal Shareholder shall cause the Company Securities held by such Principal Shareholder to be voted (i) in favor of adoption and approval of this Agreement and approval of the Business Combination and (ii) against approval of (A) any proposal made in opposition to or in competition with consummation of the Business Combination, (B) any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than Parent or its affiliates, (C) any liquidation or winding up of the Company and (D) any other proposal having the intent of hindering or delaying the consummation of the Business Combination. Until the termination of this Agreement pursuant to Section 11.1 below, each Principal Shareholder agrees not to transfer any Company Securities, unless each transferee to which any of such Company Securities, or any interest in any of such Company Securities, is or may be transferred shall have executed an agreement in form and substance reasonably satisfactory to Parent requiring such transferee to abide by the covenants contained in this Section 6.3 on the same basis as each Principal Shareholder.

6.4 Employment Agreements. Parent and Li Shuangqing shall use reasonable efforts to agree upon definitive terms with respect to the employment agreement to be executed, by each of them, as a condition to the Closing.

6.5 Registration Rights Agreement. The Parent and the Principal Shareholders shall use reasonable efforts to agree upon definitive terms with respect to the Registration Rights Agreement to be executed as a condition to the Closing and generally reflecting the matters referred to in Section 9.1 hereof.

6.6 Fiscal Year. Prior to the Business Combination Effective Time, or as soon as practicable thereafter, the Parent shall change its fiscal year end to December 31.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 No Claim Against Trust Account. The Company and each Principal Shareholder hereby waives all rights against Parent to collect from the Trust Account any moneys that may be owed to the Company or any Principal Shareholder by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (other than as a result of the consummation of the Business Combination, pursuant to which the Company would have the right to collect certain of the monies in the Trust Account), and will not seek recourse against the Trust Account for any reason whatsoever.

7.2 Access to Information.

(a) Except as prohibited by applicable law, each of Parent and Company shall afford the other and its accountants, counsel and other representatives (the “Representatives”), reasonable access during normal business hours during the period prior to the Business Combination Effective Time to (i) all of such party’s and its Subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party and its Subsidiaries as the other party may reasonably request. Each of Parent and Company agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c) No information or knowledge obtained in any investigation pursuant to this Section 7.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(d) Each of Parent and Company shall provide the other, and the Company shall cause each of the Subsidiaries to provide Parent and its Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of such party’s and its Subsidiaries’ Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the other party: (i) a schedule of the types of Tax Returns filed by Parent or Company, as applicable, and in the case of the Company, each of its Subsidiaries in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all Tax elections filed in each jurisdiction by Parent or Company, as applicable, and each of the Subsidiaries, and (v) receipts or other appropriate evidence for any Taxes paid to foreign Tax authorities.

7.3 Confidential Information; Non-Solicitation or Negotiation.

(a) Confidential Information. Except in connection with any dispute between the parties and subject to any obligation to comply with (i) any applicable law, (ii) any rule or regulation of any Governmental Entity or securities exchange, or (iii) any subpoena or other legal process to make information available to the persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by any party about any other, and all of the terms and conditions of this Agreement, shall be kept in confidence by each party, and each party shall cause its stockholders, directors, officers, managers, employees, agents and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing shall not apply to any information obtained by a party from a source not known by such party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party, nor to any information obtained by a party which is generally known to others engaged in the trade or business of such party. In the event a party to this Agreement becomes legally compelled to disclose any such information, it shall promptly provide the others with written notice of such requirement so that the other parties to this Agreement may seek a protective order or other remedy. If this Agreement shall be terminated for any reason, the parties shall return or cause to be returned to the others all written data, information, files, records and copies of documents, worksheets and other materials obtained by such parties in connection with this Agreement.

(b) No Solicitation or Negotiation by Parent. Unless and until this Agreement is terminated, from and after July 15, 2008 Parent and Merger Sub I shall not suffer or permit their directors, officers, stockholders, employees, representatives, agents, investment bankers, advisors, accountants or attorneys of Parent or Merger Sub I, to initiate or solicit, directly or indirectly, any inquiries or the making of any offer or proposal that constitutes or would be reasonably expected to lead to a proposal or offer (other than by the Company) for a stock purchase, asset acquisition, merger, consolidation or other business combination involving Parent or Merger Sub I or any proposal to acquire in any manner a direct or indirect substantial equity interest in, or all or any substantial part of the assets of, Parent or Merger Sub I (an “Alternative Proposal”) from any person and/or entity, or engage in negotiations or discussions relating thereto or accept any Alternative Proposal, or make or authorize any statement, recommendation or solicitation in support of any Alternative Proposal. Parent shall notify the Company orally and in writing of the receipt of any such inquiries, offers or proposals (including the terms and conditions of any such offer or proposal, the identity of the person and/or entity making it and a copy of any written Alternative Proposal), as promptly as practicable and in any event within 48 hours after the receipt thereof, and shall keep the Company informed of the status and details of any such inquiry, offer or proposal. Parent and Merger Sub I shall immediately terminate any existing solicitation, activity, discussion or negotiation with any person and/or entity hereafter conducted by them or by any officer, employee, director, stockholder or other representative thereof with respect to the foregoing. Notwithstanding the foregoing, if the Parent Board determines, in its good faith judgment and based upon written advice from its legal counsel (who may be Parent's regularly engaged legal counsel), that it is required to make a change in its recommendation regarding the Business Combination or the Redomestication Merger to comply with its fiduciary obligations to the Parent and its stockholders under applicable Law, the Parent Board may make a change in its recommendation, including recommending that stockholders vote against the Business Combination and the Redomestication Merger. No disclosure that Parent Board may determine in good faith (upon written advice from its legal counsel, who may be Parent's regularly engaged counsel) that it or Parent is required to make under applicable Law will constitute a violation of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the obligation of Parent to call, give notice of, convene and hold the Special Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Alternative Proposal, or by any change in the Parent Board recommendation regarding the Business Combination or the Redomestication Merger.

Notwithstanding the preceding paragraph, prior to the satisfaction of the condition set forth in Section 8.1(l)(i), the Parent or its representatives may furnish information with respect to the Parent and its business and operations, and negotiate or otherwise engage in discussions with, any person that has made, after the date hereof, an unsolicited and bona fide written Alternative Proposal, if and only to the extent that (i) such Alternative Proposal did not result from or arise from the breach of the obligations of the Parent set forth in the first sentence of the preceding paragraph, and (ii) the Parent Board determines in good faith, based upon written advice received from counsel (who may be Parent’s regularly engaged counsel), that (x) such Alternative Proposal is, or is reasonably likely to lead to, a Superior Proposal (as defined below) and (y) the failure to do so would be inconsistent with its fiduciary duties under applicable Law. For purposes of the foregoing, “Superior Proposal” means any bona fide written Alternative Proposal that did not result from a breach of this Section 7.3(b) by the Parent and on terms that the Parent Board determines in good faith (based upon written advice from its financial advisor), to be more favorable to the stockholders of the Parent from a financial point of view than the Business Combination, taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by the Company in good faith to the Parent in response to such proposal or otherwise).

(c) No Solicitation or Negotiation by Company or the Principal Shareholders. Unless and until this Agreement is terminated, the Company and the Principal Shareholders (which solely and exclusively for purposes of this Section 7.3 shall be deemed to include Li Shuangqing) shall not and shall not suffer or permit their directors, officers, stockholders, employees, representatives, agents, investment bankers, advisors, accountants or attorneys of the Company, to initiate or solicit, directly or indirectly, any inquiries or the making of any offer or proposal that constitutes or would be reasonably expected to lead to a proposal or offer (other than by the Parent) for an stock purchase, asset acquisition, merger, consolidation or other business combination involving the Company or any proposal to acquire in any manner a direct or indirect substantial equity interest in, or all or any substantial part of the assets of, the Company (a “Company Alternative Proposal”) from any person and/or entity, or engage in negotiations or discussions relating thereto or accept any Company Alternative Proposal, or make or authorize any statement, recommendation or solicitation in support of any Company Alternative Proposal. The Company and the Principal Shareholders shall notify the Parent of the receipt of any such inquiries, offers or proposals (including the terms and conditions of any such offer or proposal, the identity of the person and/or entity making it and a copy of any written Company Alternative Proposal), as promptly as practicable, and shall keep the Parent informed of the status and details of any such inquiry, offer or proposal. The Company and the Principal Shareholders shall immediately terminate any existing solicitation, activity, discussion or negotiation with any person and/or entity hereafter conducted by them or by any officer, employee, director, stockholder or other representative thereof with respect to the foregoing.

7.4 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

7.5 Consents; Cooperation.

(a) Each of Parent and Merger Sub I shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Redomestication Merger.

(b) Each of Parent, Merger Sub II and Company shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Business Combination. Company shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its Material Company Contracts in connection with the Business Combination for the assignment thereof or otherwise.

(c) Notwithstanding anything to the contrary in Section 7.5(a), (i) neither Parent nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation on its operations that would reasonably be expected to have a Material Adverse Effect on Parent or of Parent combined with the China Networks II Surviving Corporation after the Business Combination Effective Time and (ii) neither Company nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Company.

7.6 Legal Requirements. Each of Parent, Merger Sub I, Merger Sub II and the Company will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

7.7 Blue Sky Laws. Parent shall use its reasonable best efforts to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock and other securities of Parent in connection with the Redomestication Merger and the Business Combination. The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock and other securities of Parent in connection with the Redomestication Merger and the Business Combination.

7.8 Indemnification.

(a) After the Business Combination Effective Time, China Networks Surviving Corporation will fulfill and honor in all respects the obligations of the Company pursuant to the indemnification provisions of the Company’s MOA, in each case as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any person so indemnified (a “Company Indemnified Party”) is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Business Combination Effective Time, China Networks Surviving Corporation shall, or shall cause the China Networks II Surviving Corporation to, pay as incurred such Company Indemnified Party’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the fullest extent permitted by BVI Law. Any Company Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the China Networks II Surviving Corporation.

(b) To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Business Combination Effective Time) against a Company Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as director, officer, employee, fiduciary or agent of the Company occurring prior to the Business Combination Effective Time, or arises out of or pertains to the transactions contemplated by this

Agreement for a period lasting until the expiration of five years after the Business Combination Effective Time (whether arising before or after the Business Combination Effective Time), in each case for which such Company Indemnified Party is indemnified under this Section 7.8, such Company Indemnified Party shall be entitled to be represented by counsel, which counsel shall be counsel of Parent (provided that if use of counsel of China Networks Surviving Corporation would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Company Indemnified Person and of China Networks Surviving Corporation, the Company Indemnified Party shall be entitled instead to be represented by counsel selected by the Company Indemnified Party and reasonably acceptable to China Networks Surviving Corporation) and, following the Business Combination Effective Time, China Networks II Surviving Corporation and China Networks Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and China Networks II Surviving Corporation and China Networks Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the China Networks II Surviving Corporation nor China Networks Surviving Corporation shall be liable for any settlement effected without its written consent; and provided, further, that, in the event that any claim or claims for indemnification are asserted or made prior to the expiration of such five year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims. The Company Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the position of any two or more Company Indemnified Parties.

(c) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party, his or her heirs and representatives.

7.9 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS TO THE BUSINESS COMBINATION

8.1 Conditions Precedent to the Obligation of the Parent to Consummate the Business Combination

The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Business Combination Effective Time of each of the following conditions, (any of which may be waived, in writing, by Parent, with the exception of the conditions set forth in Sections 8.1(a), (b), (c)and (d) :

(a) Business Combination Proposal. The Business Combination Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the Parent’s Certificate of Incorporation.

(b) Parent Common Stock. Holders of less than thirty percent (30%) of the shares of Parent Common Stock issued in Parent’s IPO outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with the Parent’s Certificate of Incorporation.

(c) Redomestication Proposal. The Redomestication Proposal shall have been duly approved and adopted by the requisite vote of the holders of Parent Common Stock under Delaware Law and the Redomestication Merger shall have been consummated.

(d) Company Shareholder Approval. This Agreement and the Business Combination shall have been approved and adopted by the Company board and the Company shareholders holding a majority of the Company Securities in excess of 50%, voting together as one class.

(e) Documents. The following documents to be delivered to the appropriate parties, in a form acceptable to Parent:

(i) the Lock-Up Agreement executed by the Principal Shareholders;

(ii) the Incentive Stock Option Plan for China Networks Surviving Corporation;

(iii) the registration rights agreement, by and between China Networks Surviving Corporation, the Principal Shareholders and certain stockholders of the Parent (the “Registration Rights Agreement”) executed by the Principal Stockholders;

(iv) executed Plan of Merger, by and between the Parent and Merger Sub I;

(v) Certificate of Merger with respect to the Redomestication Merger to be filed in accordance with Delaware law as of the Effective Time;

(vi) executed Articles and Plan of Merger to be filed in accordance with BVI Law as of the Effective Time;

(vii) executed Plan of Merger, by and between the Merger Sub II and the Company;

(viii) executed Business Combination Articles and Plan of Merger to be filed in accordance with BVI Law at the Business Combination Effective Time;

(ix) a certificate of good standing or equivalent under BVI Law of the Company;

(x) each of the documents to which the Company or its Subsidiaries is a party, duly executed;

(xi) an employment agreement between Parent and Li Shuangqing in form and substance reasonably satisfactory to Parent, executed by Li Shuangqing;

(xii) a copy of the (i) audited consolidated financial statements (including any related notes thereto) for the fiscal years ended December 31, 2007, 2006 and 2005, (collectively, the “Audited Financial Statements”) and (ii) unaudited consolidated financial statements for the three month period ended March 31, 2008 (or if the Closing occurs more than 30 days after the completion of a fiscal period, for that period of time from December 31, 2007 to such fiscal period) with respect to the businesses conducted by the Company as of the Business Combination Effective Time (collectively, the “Interim Financial Statements, and together with the Audited Financial Statements, the “Company Financial Statements”); and such other financial statements of the Company or entities controlled by the Company as shall be necessary to allow Parent to complete the Merger Proxy/Prospectus, which (A) with respect to the Audited Financial Statements, shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (B) with respect to the Company Financial Statements, shall fairly present in all material respects the financial position of the Company and of its Subsidiaries at the respective dates thereof and the results of their respective operations and cash flows for the periods indicated; and (C) with respect to the Interim Financial Statements, shall show aggregate obligations or liabilities of the Company or its Subsidiaries of less than $250,000 (other than obligations or liabilities incurred pursuant to the terms of this Agreement, and those incurred pursuant to the terms of any framework agreement, other joint venture or acquisition or the Financing); and

(xiii) such other documents as the Parent may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Principal Shareholders, the Company or its Subsidiaries pursuant to Section 8.1(f), (ii) evidencing the performance by the Company or its Subsidiaries of, or the compliance by the Company or its Subsidiaries with, any covenant or obligation required to be performed or complied with by the Company or its Subsidiaries, (iii) evidencing the satisfaction of any condition referred to in this Section 8.1, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

(f) Representations, Warranties and Covenants. (1) The representations and warranties of the Principal Shareholders and the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Business Combination Effective Time as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) the Company and the Principal Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Business Combination Effective Time.

(g) Certificate of Officer. Parent shall have been provided with a certificate executed on behalf of Company by its Executive Chairman and Chief Executive Officer certifying that the conditions set forth in Section 8.1(f) shall have been fulfilled.

(h) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Company’s or its Subsidiaries’ conduct or operation of the business of Company and its Subsidiaries following the Redomestication Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(i) No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Parent, the Merger Sub I, Merger Sub II, the Company, Company’s Subsidiaries, the Principal Shareholders, or any affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Effective Time) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(j) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on Company, or any change that has a Material Adverse Effect on Company.

(k) Financing. The Company shall have entered into definitive documentation for a bridge loan in an amount of not less than U.S.$20,000,000 and not more than U.S. $40,000,000 on terms and conditions reasonably satisfactory to Parent (the “Financing”), including, a covenant requiring the Company to use its best efforts to consummate the Business Combination and an event of default triggered upon the failure of the Company to consummate the Business Combination prior to June 29, 2009.

(l) Joint Ventures; Capital Structure. (2) The Company shall have entered into joint ventures pursuant to the definitive agreements (each a “Joint Venture Agreement”) contemplated by the Framework Agreements or such other framework agreements as may be entered into between the date hereof and Closing, in any case containing terms and conditions that are reasonably satisfactory to Parent and with at least two joint venture partners satisfactory to Parent. In the event Parent does not exercise its right to terminate this Agreement pursuant to Section 11.3 upon the Initial Acquisitions, then such Initial Acquisitions and the terms and conditions thereof shall be deemed to be reasonably satisfactory to Parent.

(ii) The capital structure and corporate structure of the Company and its Subsidiaries, and the structure of the Company’s direct and indirect interest in each Joint Venture Agreement, shall be reasonably satisfactory to Parent.

(iii) China Networks Surviving Corporation shall not be obligated to issue more than an aggregate amount of 2,950,000 Surviving Corporation Shares at the Business Combination Effective Time pursuant to this Agreement (and each of the documents delivered hereunder) and the Financing (and each of the documents delivered thereunder).

(m) Governmental Approvals. Company and its Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement, the Business Combination and the Joint Venture Agreements, including such approvals, waivers and consents as may be required under BVI Law and PRC Law.

8.2 Conditions Precedent to the Obligation of the Company to Consummate the Business Combination. The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Business Combination Effective Time of each of the following conditions, any of which may be waived, in writing, by Company, with the exception of the conditions set forth in Sections 8.2(a)-(d):

(a) Business Combination Proposal. The Business Combination Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the Parent’s Certificate of Incorporation.

(b) Parent Common Stock. Holders of less than thirty percent (30%) of the shares of Parent Common Stock issued in Parent’s IPO outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with the Parent’s Certificate of Incorporation.

(c) Company Shareholder Approval. This Agreement and the Business Combination shall have been approved and adopted by the Company board and the Company shareholders holding a majority of the Company Securities in excess of 50%, voting together as one class.

(d) Redomestication Proposal. The Redomestication Proposal shall have been duly approved and adopted by the requisite vote of the holders of Parent Common Stock under the Delaware Law and the Redomestication Merger has been consummated.

(e) Adoption of Performance Share Proposal. The Performance Share Proposal shall have been duly approved and adopted by the requisite vote of the holders of Parent Common Stock under Delaware Law.

(f) Representations, Warranties and Covenants. (i) The representations and warranties of Parent, Merger Sub I and Merger Sub II in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Time or the Business Combination Effective Time, as applicable, as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Parent, Merger Sub I and Merger Sub II shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time or the Business Combination Effective Time, as applicable.

(g) Certificate of Officer. The Company shall have been provided with a certificate executed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer certifying that the conditions set forth in Section 8.2(f) shall have been fulfilled.

(h) Secretary’s Certificate. The Company shall have been provided with a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the Certificate of Incorporation and bylaws of the Parent, Merger Sub I and Merger Sub II, (B) the resolutions of the Board of Directors of the Parent approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of Parent, Merger Sub I and Merger Sub II signing this Agreement and/or any other agreement or instrument contemplated hereby to which Parent, Merger Sub I or Merger Sub II is a party.

(i) Documents. The following documents to be delivered to the appropriate parties, in a form acceptable to the parties:

(i) the Lock-Up Agreement executed by Parent;

(ii) the incentive stock option plan for China Networks Surviving Corporation;

(iii) an employment agreement, by and between the Parent and Li Shuangqing, in form and substance reasonably satisfactory to Li Shuangqing, executed by Parent;

(iv) the Registration Rights Agreement executed by Parent;

(v) share certificates evidencing the Surviving Corporation Shares to be issued to the holders of the Company Securities in the Business Combination;

(vi) executed Plan of Merger, by and between the Parent and Merger Sub I;

(vii) Certificate of Merger with respect to the Redomestication Merger to be filed in accordance with Delaware law as of the Effective Time;

(viii) executed Articles and Plan of Merger to be filed in accordance with BVI Law as of the Effective Time;

(ix) executed Plan of Merger, by and between Merger Sub II and the Company;

(x) executed Business Combination Articles and Plan of Merger to be filed in accordance with BVI Law as of the Business Combination Effective Time;

(xi) a certificate of good standing of the Parent in the State of Delaware;

(xii) a certificate of good standing of Merger Sub I in the British Virgin Islands;

(xiii) a certificate of good standing of Merger Sub II in the British Virgin Islands; and

(xiv) such other documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Parent, Merger Sub I and Merger Sub II pursuant to Section 8.1(e), (ii) evidencing the performance by the Parent, Merger Sub I and Merger Sub II of, or the compliance by the Parent, Merger Sub I and Merger Sub II with, any covenant or obligation required to be performed or complied with by the Parent, Merger Sub I and Merger Sub II, (iii) evidencing the satisfaction of any condition referred to in this Section 8.2, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

(j) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent’s conduct or operation of the business of Parent and its Subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(k) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on Parent, or any change that has a Material Adverse Effect on Parent and there shall have been no decrease in the amount of funds in trust from that reflected in Section 4.23.

(l) No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Parent, Merger Sub I and Merger Sub II, the Company, the Company’s Subsidiaries, any Principal Shareholder, or against any affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Effective Time) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(m) Stock Quotation. The Parent Common Stock at Closing shall be listed on the ASE, and there will be no action or proceeding pending or threatened against Parent by the ASE to prohibit or terminate the listing of Parent Common Stock on the ASE.

(n) SEC Compliance. Immediately prior to the Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act, and shall have timely filed all Exchange Act reports for the twelve month period preceding the Closing.

(o) Accounting for Deferred Expenses of Parent. At the time of the Closing, the aggregate deferred business and operating expenses of Parent that will be assumed by China Networks Surviving Corporation and paid from the proceeds of the Trust Account disbursed to the China Networks Surviving Corporation, shall not exceed $1,000,000 excluding legal fees payable to McDermott Will & Emery LLP, unless Parent shall have received approval from the Company (such approval not to be unreasonably withheld) prior to incurring expenses that would cause such aggregate amount to exceed $1,000,000.

(p) Disbursement of Trust Account. Parent shall have made all necessary arrangements, including notice to Continental Stock Transfer & Trust, the trustee of the Trust Account, prior to the Business Combination Effective Time, for the disbursement of the proceeds of the Trust Account to be made at the Business Combination Effective Time, subject to any amounts to be held for the redemption of any shares of Parent Common Stock.

(q) Governmental Approvals. Parent, Merger Sub I and Merger Sub II shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement, the Redomestication Merger and the Business Combination, including such approvals, waivers and consents as may be required under the BVI Law.

ARTICLE IX

POST-CLOSING COVENANTS

9.1 Mandatory Registration of Closing Shares. Without limitation on the restrictions on transfer set forth in Section 2.14 and the Lock-Up Agreements, the Parent hereby agrees that no later than 30 days following the consummation of the Business Combination (the “Filing Date”), it shall prepare and file with the SEC a “resale” registration statement (the “Registration Statement”), providing for the resale of all of the Surviving Corporation Shares issued pursuant to Section 2.7 upon Closing (but not including any Returned Shares (as defined below) returned) (the “Closing Shares”) for an offering to be made on a continuous basis pursuant to Rule 415, subject to the terms and conditions of the Registration Rights Agreement. Such Registration Statement shall be on Form S-3 (except if the Parent is not then eligible to register for resale the Closing Shares on Form S-3 in which case such registration shall be on another appropriate form in accordance herewith and the Securities Act and the rules promulgated thereunder). The Parent shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event prior to the earlier of (A) the ninetieth (90th) day following the Filing Date or (B) in the event the Registration Statement receives a “full review” by the SEC, the one hundred twentieth (120th) day following the Filing Date, or in either case any additional filing dates (as applicable) or (C) the date which is within three (3) Business Days after the date on which the SEC informs the Parent that (i) the SEC will not review the Registration Statement, or (ii) Parent may request the acceleration of the effectiveness of the Registration Statement and the Parent makes such request; provided, that, if such date falls on a Saturday, Sunday or any other day which shall be a legal holiday or a day on which the SEC is authorized or required by law or other government actions to close, the effectiveness date shall be the following business day.

9.2 Registration of Shares. After the consummation of the Business Combination, China Networks Surviving Corporation shall prepare and file with the SEC a registration statement on Form S-8, registering the shares to be issued under Section 2.7(g) and the Incentive Stock Option Plan.

9.3 D&O Insurance. China Networks Surviving Corporation will take all necessary steps required to have all of the officers and directors of the Surviving Corporation included on Parent’s directors and officers liability coverage after the Business Combination Effective Time.

ARTICLE X

INDEMNIFICATION; REMEDIES

10.1 Survival. All representations, warranties, covenants, and obligations in this Agreement shall survive the Closing and expire on the first anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2 Indemnification by the Principal Shareholders.

(a) From and after the Effective Time until the expiration of the Survival Period, the Principal Shareholders shall, severally and not jointly, subject to the terms hereof, indemnify and hold harmless the China Networks Surviving Corporation and its subsidiaries, affiliates, officers, directors, employees, agents, successors and assigns (each an “Indemnified Party”) from and against any liabilities, losses, claims, damages, fines, penalties, expenses (including costs of investigation and defense and reasonable attorneys’ fees incurred in connection with such matters and any action hereunder to enforce the provisions of this Article X) or diminution of value, including Taxes (collectively, “Damages”) arising, directly or indirectly, from or in connection with:

(i) any breach of any representation or warranty made by the Company or any Principal Shareholder in this Agreement or in any certificate delivered by the Company pursuant to this Agreement;

(ii) any breach by the Company, or the Principal Shareholders, of its covenants or obligations in this Agreement; or

(iii) the operation of the business of the Company and its Subsidiaries, prior to the Effective Time.

(b) For a period of six months from the Business Combination Effective Time (the “First Return Shares Indemnification Period”), the amount of any and all Damages suffered by the China Networks Surviving Corporation shall be recoverable solely by the return to the China Networks Surviving Corporation of any Surviving Corporation Shares received by such Principal Shareholder in connection with this Agreement on the Closing Date (the “First Returned Shares”).

(c) For a period of six months commencing from the end of the First Return Shares Indemnification Period (the “Second Return Shares Indemnification Period”), the amount of any and all Damages suffered by the China Networks Surviving Corporation shall be recovered solely by the return to the China Networks Surviving Corporation of up to fifty percent (50%) of the Surviving Corporation Shares received by such Principal Shareholder in connection with this Agreement on the Closing Date (the “Second Returned Shares”);

(d) For a period of six months commencing from the end of the Second Return Shares Indemnification Period, the amount of any and all Damages suffered by the China Networks Surviving Corporation shall be recovered solely by the return to the China Networks Surviving Corporation of twenty five percent (25%) of the Surviving Corporation Shares received by such Principal Shareholder in connection with this Agreement on the Closing Date (the “Third Returned Shares”, and collectively with the First Returned Shares and Second Returned Shares, the “Returned Shares”).

(e) The number of Returned Shares to be returned by the Principal Shareholders to the Indemnified Parties pursuant to this Section 10.2 shall be equal to the aggregate amount of the Damages suffered by the Indemnified Parties, divided by the market value of the Surviving Corporation Shares to be calculated using the average of the closing bid price as quoted on the ASE (or such other public trading market on which the Surviving Corporation Shares may be trading at such time) for the thirty (30) trading days immediately prior to the date that such amount of Damages is determined by a court of competent jurisdiction or pursuant to a binding settlement agreement among the Indemnified Parties and the Principal Shareholders.

(f) All claims of the China Networks Surviving Corporation pursuant to this Section 10.2 shall be brought by Michael E. Weksel or his designee on behalf of the China Networks Surviving Corporation (or if he is no longer living, then the other Parent Designees) and those persons who were stockholders of the Parent immediately prior to the Closing.

10.3 Limitations on Amount. The Indemnified Parties shall not be entitled to indemnification pursuant to Section 10.2, unless and until the aggregate amount of Damages to the Indemnified Parties with respect to such matters under Section 10.2 exceeds $500,000, at which time, subject to the Cap (as defined below), the China Networks Surviving Corporation and the other Indemnified Parties shall be entitled to indemnification for the amount of such excess. The liability of all Principal Shareholders for Damages arising pursuant to Section 10.2(a) shall not exceed 250,000 Returned Shares in the aggregate (the “Cap”).

10.4 Determining Damages. Solely for the purposes of this Article X, materiality qualifications to any representations and warranties shall not be taken into account. To the extent Damages are recoverable by insurance, Parent shall take commercially reasonable efforts to obtain maximum recovery from such insurance.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Business Combination by the stockholders of Company, this Agreement may be terminated:

(a) by mutual written consent of Parent and Company;

(b) by either Parent or Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the Business Combination Proposal shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s Certificate of Incorporation, or the holders of 30% or more of the number of shares of Parent Common Stock issued in Parent’s IPO and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash from the Trust Account, in accordance with Parent’s Certificate of Incorporation;

(c) by either Parent or Company, if, at the Special Meeting (including any adjournments thereof), the Redomestication Proposal shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required to vote on such proposal under Delaware Law;

(d) by either Parent or Company, if, without fault of the terminating party, the Closing shall not have occurred on or before June 29, 2009, or such later date as may be agreed upon in writing by the parties hereto;

(e) by Parent, if Company does not: (a) consummate the transactions contemplated by the Framework Agreements with respect to Kunming and Yellow River; or (b) consummate a joint venture of the type contemplated by the Framework Agreements with at least one television station operating in the PRC and generating positive net income (as determined in accordance with GAAP) for the most recently completed 12 months, in each case on or prior to August 15, 2008;

(f) by Parent, if Company breaches any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 8.1(g) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Company of written notice of such breach (and Parent has not willfully breached any of its covenants hereunder, which breach is not cured);

(g) by Company, if Parent breaches any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 8.2(f) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Parent of written notice of such breach (and Company has not willfully breached any of its covenants hereunder, which breach is not cured); or

(h) by either Parent or Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Redomestication Merger or Business Combination shall have become final and nonappealable or (ii) the required approval of the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof (provided that the right to terminate this Agreement under this subsection (ii) shall not be available to Parent or Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of Parent or Company and such action or failure constitutes a breach by Parent or Company of this Agreement).

11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Company, the Principal Shareholders, or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 7.3 (Confidentiality), Section 11.3 (Expenses and Termination Fees) and this Section 11.2, and Article XII, shall remain in full force and effect and survive any termination of this Agreement. Nothing herein shall relieve any party from liability in connection with a breach by such party of the representations, warranties or covenants of such party to this Agreement.

11.3 Expenses and Termination Fees.

(a) Subject to subsections (b) and (c) of this Section 11.3, whether or not the Business Combination is consummated, all costs and expenses (including transfer and other similar Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

(b) If Parent terminates this Agreement pursuant to Section 11.1(f) then Company shall promptly reimburse Parent for all of the out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

(c) If Company terminates this Agreement pursuant to Section 11.1(g) Parent shall promptly reimburse Company for all of the out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

(d) In the event this Agreement is terminated by (i) the Parent pursuant to subsection (e) or (f) of Section 11.1(f) or by (ii) the Company pursuant to 11.1(g), in each case subsequent to August 15, 2008 and prior to June 29, 2009, then (A) in the event the Company is the terminating party and the Parent enters into a binding agreement to consummate, or consummates, an Alternative Proposal any time prior to June 29, 2009, the Parent shall pay to the Company a one-time termination fee of $1,000,000, and (B) in the event the Parent is the terminating party and the Company enters into a binding agreement to consummate, or consummates, a Company Alternative Proposal any time prior to June 29, 2009, the Company shall pay to the Parent a one-time termination fee of $3,000,000 (either such payment, a “Termination Fee”). (Any Termination Fee shall be deemed to include the reimbursement for all of the out-of-pocket costs and expenses incurred by the terminating party in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of its advisors, accountants and legal counsel.)

11.4 Amendment. The Boards of Directors of the Parent and the Company and the Principal Shareholders, may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Parent or Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Parent Common Stock (except with the consent of the holders of a majority of Parent Common Stock) or the Company Securities (except with the consent of the holders of majority of the Company Securities), (ii) alter or change any term of the MOA of the Merger Sub I to be effected by the Business Combination, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Securities.

11.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

11.6 Knowledge of Parent. To the knowledge of Parent, Parent is not aware of any facts or circumstances that would serve as the basis for a claim by Parent against Company or any Principal Shareholder based upon a breach of any of the representations and warranties of the Company and the Principal Shareholders contained in this Agreement or breach of any of the Company’s or any Principal Shareholders’ covenants or agreements to be performed by any of them at or prior to Closing. Parent shall be deemed to have waived in full any breach of any of the Company’s and Principal Shareholders’ representations and warranties and any such covenants and agreements of which Parent has knowledge at the Closing. As usual herein, “knowledge of Parent” means the actual knowledge of the Chief Financial Officer of Parent.

ARTICLE XII

GENERAL PROVISIONS

12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to:

Alyst Acquisition Corp.
233 East 69th Street, #6J
New York, New York 10021
Attention: Michael Weksel
Facsimile No.: 212-918-1598
Telephone No.: 646-290-6104

with a copy (which shall not constitute notice to Parent) to:

McDermott Will & Emery
340 Madison Ave
New York, New York 10173
Attention: Todd Finger
Facsimile No.: 212-547-5444
Telephone No.: 212-547-5400

(b) if to the Company or the Principal Shareholders, to:

China Networks Media, Ltd.
Suite A-16E, Oriental Kenzo, No. 48, Dongzhimenwai Avenue, Dongcheng District, Beijing, China
Attention: Li Shuangqing
Facsimile No.: (86)-010-84477246
Telephone No.: (86)-010-84549851

with a copy (which shall not constitute notice to the Company) to:

Chardan Capital Markets, LLC
17 State Street
New York, NY 10004
Attention: George Kaufman
Fax: +1 (646) 465-9039

and

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell S. Nussbaum, Esq.
Facsimile No.: (212) 407-4000
Telephone No.: (212) 407-4990

and

TransAsia Lawyers
Suite 2218 China World Tower 1
1 Jianguomenwai Avenue
Beijing 100004, China
Attention: Philip Qu
Facsimile No.: 86-10-6505-8189/98
Telephone No.: 86-10-6505-8188

12.2 Interpretation/Definitions. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

For the purposes of this Agreement, the following terms shall have the following definitions:

(a) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

(b) “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

12.3 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or PDF, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

12.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Schedules and the Parent Disclosure Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Non-Disclosure and Confidentiality Agreements, dated October 18, 2007 and November 12, 2007, by and between the Parent and Chardan (each on behalf of the Company), which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Section 2.13; and (c) shall not be assigned, except by operation of law as a result of the Redomestication Merger, pursuant to Section 1.3 and the Business Combination pursuant to Section 2.3 or as otherwise specifically provided. Notwithstanding the foregoing, Parent shall have the right, without the consent of any other party, to assign its rights to receive the Termination Fee hereunder to some or all of the persons that, as of the date hereof, are holders of the Insider Warrants. No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force of effect.

12.5 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.6 Remedies Cumulative; Specific Performance.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b) It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

12.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement and Plan of Merger to be executed and delivered by their respective officers, and individually, as applicable, thereunto duly authorized, all as of the date first written above.

ALYST ACQUISITION CORP.

By:  /s/ Michael E. Weksel

Name:  Michael E. Weksel
Title:    Chief Operating Officer and Chief Financial Officer

CHINA NETWORKS INTERNATIONAL HOLDINGS LTD.

By:  /s/ Michael E. Weksel

Name:  Michael E. Weksel
Title:    Sole Director

CHINA NETWORKS MERGER CO. LTD.

By:  /s/ Michael E. Weksel

Name:  Michael E. Weksel
Title:    Sole Director

CHINA NETWORKS MEDIA, LTD.

By:  /s/ Li Shuangqing

Name: Li Shuangqing
Title: CEO and Co-Chairman

MEDIAINV LTD.

By:  /s/C.C.N. Ng

Name: C.C.N. Ng
Title: Director

KERRY PROPPER

/s/ Kerry Propper

Name: Kerry Propper

LI SHUANGQING

/s/ Li Shuangqing

Name: Li Shuangqing